Exhibit 10.42

BEHRINGER HARVARD BAILEYS INVESTORS, L.P.,

a Delaware limited partnership

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

December 1, 2009

INTERESTS IN THE PARTNERSHIP ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS.  THIS AGREEMENT CONTAINS INDEMNIFICATION PROVISIONS IN SECTIONS 5.2 AND 5.3.

INTERESTS IN THE PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER SUCH ACT AND LAWS.  THE TRANSFER OF INTERESTS IN THE PARTNERSHIP IS PROHIBITED UNLESS SUCH TRANSFER IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS.  ADDITIONAL RESTRICTIONS ON TRANSFERS OF INTERESTS IN THE PARTNERSHIP ARE SET FORTH IN THIS AGREEMENT.

TABLE OF CONTENTS

ARTICLE I. ORGANIZATION	1
1.1 Formation	1
1.2 Name	2
1.3 Purpose	2
1.4 Registered Agent and Office; Principal Place of Business	2
1.5 Foreign Qualifications	2
ARTICLE II. CAPITAL CONTRIBUTIONS	2
2.1 Initial Capital Contributions	2
2.2 Additional Capital Contributions	2
2.3 Additional Capital Contribution Procedures	3
2.4 Failures to Make Additional Capital Contributions	3
2.5 Capital Accounts	4
2.6 No Return of Capital Contributions	5
2.7 No Interest	5
2.8 Partner Loans	5
2.9 BH Additional Capital Contributions	6
2.10 BH-Funded Accrued Development Fee, BH-Funded Affiliate Fees and BH-Funded Hard Cost Savings	6
2.11 Exercise of Conversion Right	7
2.12 Modification of Senior Loan	7
ARTICLE III. MANAGEMENT OF THE PARTNERSHIP	8
3.1 Management	8
3.2 Limitations on Power and Authority of the General Partner	8
3.3 Liability of the General Partner	8
3.4 Compensation; Reimbursement	8
3.5 Other Activities	8
3.6 Transactions with Affiliates; Deferred Affiliate Fees	8
3.7 Devotion of Time	10
3.8 REIT Compliance	10
3.9 Removal of the General Partner Upon Triggering Events	10
ARTICLE IV. RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS	12
4.1 No Authority	12
4.2 Liability of Limited Partners	12
4.4 Permanent Financing of the Project	12
ARTICLE V. EXCULPATION AND INDEMNIFICATION	12
5.1 Exculpation	12
5.2 Indemnification	12
5.3 Guaranties	13
ARTICLE VI. DISTRIBUTIONS	13
6.1 Distributable Cash	13
6.2 Tax Distributions	14
6.3 Minimum Distributions to REIT	14
6.4 Distributions upon Liquidation	14
6.5 Distributions of Certain Lender-Funded Amounts	14
6.6 Certain Definitions	15
ARTICLE VII. TAX ALLOCATIONS AND OTHER TAX MATTERS	16
7.1 Allocations of Profits and Losses to Capital Accounts	16

7.2 Other Allocation Rules	19
7.3 Tax Allocations; Section 704(c) of the Code	19
7.4 Certain Definitions	20
7.5 Tax Matters Partner; Tax Returns; Tax Elections	23
7.6 Tax Returns; Tax Elections	23
7.7 No Publicly Traded Partnership	23
7.8 Amounts Withheld; Taxes of Taxing Authorities	24
ARTICLE VIII. ADMISSIONS, TRANSFERS AND WITHDRAWALS	24
8.1 Admissions	24
8.2 Transfer of General Partner’s Interest	24
8.3 Transfer of Limited Partners’ Interest	24
8.4 Substituted Partners	25
8.5 Withdrawal of Partners	26
8.6 Transfer of Interests in Partners	26
8.7 BREOF Partner’s Put Right	26
8.8 BREOF Partner’s Tag-Along Right	28
8.9 Buy/Sell Rights	29
8.10 Call Right	29
8.11 Net Profits Payment	29
8.12 Tax Characterization of Net Profits Payments	30
ARTICLE IX. FISCAL AND OPERATIONAL MATTERS	30
9.1 Fiscal Year	30
9.2 Books of Account	30
9.3 Inspection	30
9.4 Bank Accounts	30
9.5 Title to Partnership Property	30
9.6 No Employees	31
9.7 Insurance	31
9.8 Reports	31
9.9 Budgets	31
ARTICLE X. AMENDMENTS AND WAIVERS	32
10.1 Amendments and Waivers	32
ARTICLE XI. DISSOLUTION, LIQUIDATION AND TERMINATION	32
11.1 Dissolution	32
11.2 Accounting	32
11.3 Liquidation	33
11.4 Termination	33
11.5 No Deficit Capital Account Restoration Obligation	33
11.6 Deemed Contribution and Distribution	33
11.7 No Other Cause of Dissolution	33
ARTICLE XII. MISCELLANEOUS PROVISIONS	34
12.1 Representations of the Partners	34
12.2 Attorneys’ Fees	34
12.3 Binding Effect	34
12.4 Construction	34
12.5 Counterparts	35
12.6 Entire Agreement	35
12.7 Expenses	35
12.8 Further Assurances	35
12.9 Governing Law	35
12.10 Jurisdiction; Venue	35

12.11 Notices	35
12.12 Public Statements	36
12.13 No Recourse	36
12.14 Remedies Cumulative	36
12.15 Severability	36
12.16 Third-Party Beneficiaries	36
12.17 Waiver of Jury Trial	37
12.18 Waiver of Partition	37

GLOSSARY

Act	1
Adjusted Capital Account Deficit(s)	20
Agreement	1
Arbitration Notice	27
Back-End Percentage Interests	15
BH Additional Capital Contributions	6
BH Partner	1
BH-Funded Accrued Development Fee	6
BH-Funded Affiliate Fees	6
BH-Funded Construction Costs	7
BH-Funded Hard Cost Savings	6
BREOF Acceptance Notice	26
BREOF Hypothetical Closing Costs	27
BREOF Mark to Market Price	27
BREOF Negotiation Deadline	26
BREOF Partner	1
BREOF Put Period	27
BREOF Valuation Notice	26
Buy-Sell Offer	E-1
Call Notice	D-1
Called Interest	D-1
Calling Partner	D-1
Capital Account	4
Certificate	1
Code	20
Completion Date	27
Completion Guaranty	3
Contributing Partners	3
Contribution Notice	3
Conversion Option	1
Defaulting Purchaser	E-3
Deferred Affiliate Fees	9
Deposit	E-2
Depreciation	20
Developer Partner	2
Development Budget	31
Dissolution Events	32
Distributable Cash	15
Effective Date	1
Election	E-2
Event of Withdrawal	11
First Priority Preference Amount	15
GAAP	31
General Partner	1
Gross Asset Value	21
Guaranteed Indebtedness	13
Guarantor	3
Hard Costs Shortfall	7
Hypothetical Distributions	D-1
Indemnitees	12
Initial Senior Loan	7
Initiating Partner	E-1
Institutional Partner	8
Land	2
Lender-Funded Amounts	14
Limited Partners	1
Loan Modification Terms	7
Major Decision	8
Major Decision Approval	8
Mezzanine Loan	1
Minimum Distribution Amount	14
Non-Contributed Amount	3
Non-Contributing Partner	3
Non-Funding Notice	3
Non-Initiating Partner	E-1
Nonrecourse Deductions	21
Nonrecourse Liability	22
Offeree	E-1
Offeree Group	E-1
Offeree Value	E-1
Offeror	E-1
Offeror Group	E-1
Offeror Value	E-1
Operating Budget	31
Original Agreement	1
Partner Non-Recourse Debt	22
Partner Non-Recourse Debt Minimum Gain	22
Partner Non-Recourse Deductions	22
Partners	1
Partnership	1
Partnership Costs	3
Partnership Minimum Gain	22
Partnership Property	22
Permits	C-3
Plans and Specifications	C-2
Profit(s) and Loss(es)	22
Profits Participation Agreement	D-1
Project	2
Project Owner	2
Purchase Price	E-1
Purchaser	E-2
Regulatory Allocations	18
REITs	10
Report	C-3
Representing Parties	C-1
Revised Development Budget	31

v

Second Priority Preference Amount	16
Section 8.11 Net Profits Payment	29
Section 8.7 Net Profits Payment	28
Section 8.8 Net Profits Payment	29
Securities Act	34
Seller	E-2
Senior Loan	7
Special REIT Distribution	14
Special Tax Distribution	14
Tag-Along Acceptance Notice	28
Tag-Along Acceptance Period	28
Tag-Along Hypothetical Price	29
Tag-Along Notice	28
Tag-Along Price	28
Tag-Along Right	28
Tag-Along Transaction	28
Treasury Regulations	23
Triggering Event	10
Undistributed First Priority Capital	16
Undistributed Second Priority Capital	16
Unexpected Shortfall	3
Withdrawing General Partner	1

BEHRINGER HARVARD BAILEYS INVESTORS, L.P.

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of BEHRINGER HARVARD BAILEYS INVESTORS, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of December 1, 2009 (the “Effective Date”), among BEHRINGER HARVARD BAILEYS GP, LLC, a Delaware limited liability company, as the sole general partner (the “General Partner”), and the persons listed from time to time as limited partners on Schedule I (the “Limited Partners” and, together with the General Partner, the “Partners”).

Recitals

A.                                   On July 10, 2007, FF Baileys LLC (“Withdrawing General Partner”), as general partner, and FF Investors III East LLC and BREOF Baileys, LLC (“BREOF Partner”), as limited partners, formed the Partnership, formerly known as Fairfield Baileys Investors L.P., and entered into that certain Limited Partnership Agreement of Fairfield Baileys Investors L.P. (the “Original Agreement”).

B.                                     In connection with the transactions contemplated in the Original Agreement, Behringer Harvard Baileys REIT, LLC (“BH Partner”), made a mezzanine loan to the Project Owner pursuant to that certain Mezzanine Loan Agreement dated as of July 10, 2007 (the “Mezzanine Loan”).  In connection with the Mezzanine Loan and the Original Agreement, the Partnership and BH Partner entered into that certain Option Agreement dated as of July 10, 2007, pursuant to which BH Partner has the option to convert the total outstanding balance of the Mezzanine Loan and other amounts then owed to Mezzanine Lender, including all outstanding principal, accrued interest, late charges and other amounts due under the Mezzanine Loan, into an equity investment in the Partnership and to become a Limited Partner in the Partnership (the “Conversion Option”).

C.                                     The Partners now desire to amend and restate the Original Agreement to reflect (i) the transfer of all of the right, title and interest of Withdrawing General Partner in and to its general partner interest in the Partnership to General Partner, (ii) the admission of the General Partner as a substituted general partner of the Partnership, (iii) the withdrawal of Withdrawing General Partner as the general partner of the Partnership, (iv) the exercise of the Conversion Option by BH Partner, (v) the change of the name of the Partnership to Behringer Harvard Baileys Investors, L.P., (vi) additional capital contributions, (vii) certain conforming changes and (viii) other amendments, all on the terms and subject to the conditions set forth herein.

Article I

Organization

1.1                                 Formation.  The General Partner and the Limited Partners have formed a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “Act”).  The General Partner filed, on behalf of the Partnership, a certificate of limited partnership (the “Certificate”) conforming to the Act with the office of the Secretary of State of the State of Delaware.  The term of the Partnership began upon such filing and shall continue until the dissolution, liquidation and termination of the Partnership in accordance with Article XI.

1.2                                 Name.   The name of the Partnership shall be Behringer Harvard Baileys Investors, L.P.  The General Partner may change the name of the Partnership from time to time.  In such event, the General Partner shall promptly (i) give notice thereof to each Limited Partner and (ii) file in the office of the Secretary of State of the State of Delaware a certificate of amendment to the Certificate reflecting such change of name.

1.3                                 Purpose.  The purposes of the Partnership shall be to: (i) directly or indirectly, acquire, hold, manage, sell and exercise rights in respect of membership interests in Behringer Harvard Baileys Project Owner, LLC, a Delaware limited liability company, formerly known as Fairfield Baileys, LLC (together with its successors, the “Project Owner”), which in turn owns the real property in Bailey’s Crossroads, Virginia particularly described on Schedule II (the “Land”) on which the Project Owner will construct a 414-unit apartment community (the “Project”), and (ii) engage or participate in such other activities related or incidental thereto as the General Partner may deem necessary, appropriate or desirable from time to time.

1.4                                 Registered Agent and Office; Principal Place of Business.  The name and address of the Partnership’s initial registered agent and its initial registered office in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The initial principal place of business of the Partnership is located at c/o Behringer Harvard Baileys GP, LLC, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.  The General Partner may change such registered office, registered agent or principal place of business from time to time.  In the event of any such change, the General Partner shall promptly (i) give notice thereof to each Limited Partner and (ii) file in the office of the Secretary of State of the State of Delaware a certificate of amendment to the Certificate reflecting such change.  The Partnership may have such other place or places of business within or outside the State of Delaware as may be determined by the General Partner from time to time.

1.5                                 Foreign Qualifications.  The General Partner shall cause the Partnership to be registered or qualified as a foreign limited partnership under its own name or under an assumed or fictitious name in any jurisdiction in which the Partnership owns property or transacts business if such registration or qualification is necessary to protect the limited liability of the Limited Partners or to permit the Partnership lawfully to own property or transact business in such jurisdiction.

1.6                                 Effect of this Agreement.  Except as otherwise provided in this Section 1.6 to the contrary, this Agreement supersedes the Original Agreement in its entirety, and the Original Agreement shall no longer have any force or effect on and after the Effective Date; provided, however, (i) the provisions of Section 12.1 (Representations of the Partners) of the Original Agreement shall continue in full force and effect and are unchanged by this Agreement, and (ii) the provisions of Sections 5.1 and 5.2 of the Original Agreement shall continue in full force and effect and are unchanged by this Agreement as to the Withdrawing General Partner and the other Indemnitees (as defined therein).

Article II

Capital Contributions

2.1                                 Initial Capital Contributions.  Each Partner has made or agreed to make an initial capital contribution to the Partnership, in cash or in kind, in the amount set forth opposite such Partner’s name on Schedule I.  For the purposes of determining the initial balance in the Capital Accounts of the General Partner and FF Investors III-East LLC (the “Developer Partner”), the Partners have agreed that no amount shall be credited to the Capital Account of either such Partner in respect of its contribution to the Partnership of the rights to acquire the Land.

2.2                                 Additional Capital Contributions.  If the General Partner determines that the Partnership requires additional cash funds in order to pay all of the expenditures of any kind made or to be made in respect of operation of the Partnership, the Project Owner or otherwise in connection with the Project, including pre-development activities, studies, tests, development and construction costs, development fees, principal, interest, loan fees, points, penalties and other amounts payable on indebtedness, ad valorem taxes, state and local taxes, impact fees, permit fees, license fees, insurance premiums, escrow payments, repair and maintenance costs, advertising expenses, professional fees, utilities costs, equipment costs, sales commissions, management fees, leasing fees, salaries, wages, fringe benefits, tenant improvement costs, costs to form the Partnership and the Project Owner, and other similar types of costs, expenses, charges, liabilities and obligations of any entity controlled by the Partnership and otherwise relating to the Project (collectively, “Partnership Costs”), and if the amount by which such Partnership Costs exceed the Partnership’s available funds (the “Unexpected Shortfall”) is not otherwise required to be funded by the Guarantor pursuant to the Completion Guaranty, then, subject to the procedures set forth in Section 2.3, the General Partner may request that the Partners make, and the Partners may, at their option, make, additional capital contributions to the Partnership equal to their respective Back-End Percentage Interests of the Unexpected Shortfall, it being agreed that no Partner shall be required to make any additional capital contributions under this Section 2.2.  For avoidance of doubt, the Partners acknowledge and agree that neither the provision of, nor any funding under, the Completion Guaranty shall be treated as capital contributions to the Partnership.  As used herein, (i) “Completion Guaranty” means the guaranty of completion provided in connection with the Senior Loan, and “Guarantor” means the guarantor under the Completion Guaranty.

2.3                                 Additional Capital Contribution Procedures.  If the General Partner desires to request an additional capital contribution from the Partners pursuant to Section 2.2, then the General Partner shall deliver a notice (“Contribution Notice”) to each Partner setting forth: (i) the aggregate amount of the additional capital contribution to be made (which amount shall not exceed the Unexpected Shortfall); (ii) each Partner’s respective Back-End Percentage Interest of the aggregate additional capital contribution; (iii) the date on which such additional capital contribution is due (which date shall not be less than five business days after the date on which the Contribution Notice is delivered); (iv) a brief description of the reason for such additional capital contribution; (v) a statement that the additional capital contribution is optional; and (vi) the wiring or other instructions for payment by the Partners of such additional capital contribution.

2.4                                 Failure to Make Additional Capital Contributions.

(a)                                  If a Partner fails or elects not to make any additional capital contribution requested pursuant to Section 2.2 (a “Non-Contributing Partner”), then the General Partner shall send a notice (the “Non-Funding Notice”) to all Partners identifying the Non-Contributing Partner, and setting forth the amount of the additional capital contribution that such Non-Contributing Partner failed or elected not to make (the “Non-Contributed Amount”).  If a Non-Contributing Partner fails to make the additional capital contribution to the Partnership within five business days after the provision of a Non-Funding Notice to all Partners, then the Partners that made their optional additional capital contributions to the Partnership (the “Contributing Partners”), in their sole and absolute discretion, may elect to make additional capital contributions to the Partnership in an amount up to the Non-Contributed Amount in the place and stead of the Non-Contributing Partner, with each Contributing Partner having the right to contribute up to its pro rata share of the Non-Contributed Amount based on the ratio that its Back-End Percentage Interest bears to the aggregate Back-End Percentage Interests of all Contributing Partners or in such other percentage as the Contributing Partners holding a majority of all Back-End Percentage Interests held by all Contributing Partners shall agree (provided that if a Partner is an affiliate of another Partner, then neither such Partner shall be treated as a Contributing Partner unless each such Partner contributes its pro rata share of the optional additional capital contribution).  In the case of any non-pro rata contributions by the Partners (i.e., other than in accordance with Back-

End Percentage Interests), the amounts so contributed shall be treated as either (i) loans to the Partnership to be evidenced by one or more non-negotiable demand promissory notes bearing interest at the rate of 14% per annum and requiring prepayment of principal and interest out of any available Distributable Cash prior to any distributions of Distributable Cash being made to the Partners, or (ii) if all of the Contributing Partners agree in writing within 60 days after making such contributions, as additional capital contributions, in which event the Back-End Percentage Interests of the Partners shall be adjusted as provided in Section 2.4(b).

(b)                                 If the Back-End Percentage Interests of the Partners are required to be adjusted as provided in Section 2.4(a), then the Back-End Percentage Interests of each Non-Contributing Partner shall be reduced by the quotient (expressed as a percentage) of:  (i) the Non-Contributed Amount; divided by (ii) the sum of the aggregate capital contributions made to the Partnership by all Partners from the Effective Date through the applicable date of determination.  The Back-End Percentage Interest of each Contributing Partner shall be increased by its proportionate share of the amount that the Back-End Percentage Interest of the Non-Contributing Partner is reduced (determined based upon the ratio that the portion of Non-Contributed Amount paid by such Partner bears to the aggregate portion of the Non-Contributed Amount paid by all Partners).  Further, if the Back-End Percentage Interests of the Partners are required to be adjusted as provided in Section 2.4(a), then the amount of any additional capital contributions to the Partnership in (1) an amount up to the Non-Contributed Amount made by a Contributing Partner or (2) in an amount up to the amount of any non-pro rata contributions by the Partners (i.e., other than in accordance with Back-End Percentage Interests) made by a Contributing Partner shall, in either case, increase the Undistributed First Priority Capital of each such Contributing Partner.  For illustration purposes only, assume that:  (A) an additional capital contribution was requested; (B) the Non-Contributing Partner’s Back-End Percentage Interest is 50%; (C) the Contributing Partner’s Back-End Percentage Interest is 50%; (D) the Non-Contributed Amount is $1,000,000; and (E) the sum of the aggregate capital contributions made to the Partnership by the Partners from the Effective Date through the applicable date of determination equals $10,000,000.  Under these circumstances, the Non-Contributing Partner’s Back-End Percentage Interest would decrease from 50% to 40% (50% minus the quotient (expressed as a percentage) of: (1) $1,000,000; divided by (2) $10,000,000); and the Contributing Partner’s Back-End Percentage Interest would increase from 50% to 60%.

(c)                                  THE PARTNERS ACKNOWLEDGE AND AGREE THAT THE PARTNERSHIP INTEREST OF A NON-CONTRIBUTING PARTNER MAY BE SUBSTANTIALLY DILUTED FOR FAILING (OR ELECTING NOT) TO MAKE CAPITAL CONTRIBUTIONS UNDER SECTION 2.2.

2.5                                 Capital Accounts.

(a)                                  A separate capital account (a “Capital Account”) shall be established for each Partner in accordance with the following provisions.

(i)                                     Each Partner’s Capital Account shall be increased by: (A) the amount of money contributed by the Partner to the Partnership; (B) the initial Gross Asset Value of property (other than money) contributed by, or on behalf of, the Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership assumes or subject to which it takes the property), determined as of the date of such contribution; and (C) such Partner’s distributive share of Profits and items in the nature of Partnership income and gain that are specially allocated hereunder.

(ii)                                  Each Partner’s Capital Account shall be decreased by: (A) the amount of money distributed to the Partner; (B) the Gross Asset Value of property (other than money) distributed to the Partner by the Partnership (net of liabilities secured by such distributed property that the Partner assumes or subject to which it takes the property), determined as of the date of such distribution; and (C) such Partner’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated hereunder.

(iii)                               Upon the transfer of all or any portion of an interest in the Partnership, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the interest transferred.

(b)                                 The provisions of this Section 2.5 relating to the maintenance of Capital Accounts are intended to comply with the requirements of Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations; provided, however, that nothing contained herein shall be construed as creating a deficit capital account restoration obligation or otherwise personally obligating any Partner to make capital contributions in excess of the capital contributions expressly otherwise provided for in this Agreement.  If the General Partner reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities that are secured by contributions or distributed property or that are assumed by the Partnership or the Partners), are computed in order to comply with such Treasury Regulations, then the General Partner may make such modification if such modification is not likely to have a material effect on the amounts distributed to any person pursuant to Article XI upon the dissolution, liquidation and termination of the Partnership.  The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations, and (ii) make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Treasury Regulations.

2.6                                 No Return of Capital Contributions.   No Partner shall be entitled to a withdrawal or return of its capital contributions to the Partnership or the balance in its Capital Account.  Instead, each Partner shall look solely to distributions from the Partnership for such purpose as provided in Article VI and Article XI.

2.7                                 No Interest.  No Partner shall be entitled to interest on its capital contributions to the Partnership or the balance in its Capital Account, and any interest actually received by reason of the investment of any part of the Partnership’s funds shall constitute the Partnership’s property.

2.8                                 Partner Loans.  If the Partnership or the Project Owner has insufficient funds to meet its obligations as they become due or to carry out its operations, business and affairs, then, in lieu of borrowing any required funds from third parties, selling assets or requesting additional capital contributions, then the General Partner with Major Decision Approval may, but shall not be required to, cause the Partnership to borrow the necessary funds from one or more Partners; provided, however, that any such borrowing shall, in the judgment of the General Partner and with Major Decision Approval, be on such terms and conditions as are no less favorable than those that reasonably could be obtained in an arm’s length transaction with a person that is not an affiliate of the Partnership or the General Partner.  No Partner shall be obligated to loan or advance any funds to the Partnership.  No loan or advance to the Partnership shall be deemed a capital contribution to the Partnership.  For the avoidance of doubt, no amounts shall be borrowed without Major Decision Approval if such borrowed amounts would be a substitute for obligations required to be funded by the Guarantor pursuant to the Completion Guaranty.

2.9                                 BH Additional Capital Contributions.  Before the execution and delivery of this Agreement and before the exercise of the Conversion Option, the General Partner made additional capital contributions to the Partnership pursuant to Section 2.2 (“BH Additional Capital Contributions”).  BREOF Partner did not make any additional capital contribution to the Partnership when the BH Additional Capital Contributions were made.  In connection with the BH Additional Capital Contributions: (i) the General Partner was a Contributing Partner; (ii) BREOF Partner was a Non-Contributing Partner; (iii) Developer Partner was a Non-Contributing Partner; (iv) the Undistributed First Priority Capital of the General Partner increased by the entire amount of the BH Additional Capital Contribution (other than the portion thereof made in accordance with the Back-End Percentage Interest of the General Partner at the time the BH Additional Capital Contribution was made), and (v) the Back-End Percentage Interests of the Partners were adjusted.  The Contributed Amount and Non-Contributed Amount of each Partner in respect of the BH Additional Capital Contributions, and the Back-End Percentage Interests of the Partners as of the Effective Date, are set forth on Schedule I.

2.10                           BH-Funded Accrued Development Fee, BH-Funded Affiliate Fees and BH-Funded Hard Cost Savings.

(a)                                  As of the Effective Date, the General Partner made an additional capital contribution to the Partnership in the amount set forth on Schedule I as the BH-Funded Accrued Development Fee (the “BH-Funded Accrued Development Fee”), which amount represents a portion of the development fee described in Section 3.6(a) that was earned and payable before the Effective Date but was not funded by proceeds under the Initial Senior Loan.  The General Partner shall cause the Partnership to pay the BH-Funded Accrued Development Fee to FF Development L.P. on the Effective Date.  Subject to the provisions of this Section 2.10(a), the General Partner agrees to make additional capital contributions to the Partnership (the “BH-Funded Affiliate Fees”) in an aggregate amount not to exceed: (i) a portion of the development fee described in Section 3.6(a) equal to the positive difference between (a) the amount of the development fee described in clause (A) of Section 3.6(a) that is included in the Development Budget and (b) the amount of the development fee described in clause (A) of Section 3.6(a) that is included in the Revised Development Budget; (ii) the amount of the development fee described in clause (B) of Section 3.6(a); and (iii) the portion of the general contractor’s fee described in Section 3.6(b) for which payment is deferred until completion of the Project as set forth in the Senior Loan documents.  From time to time, the General Partner shall make the additional capital contributions to the Partnership representing the BH-Funded Affiliate Fees and shall cause the Partnership to pay the BH-Funded Affiliate Fees, or portion thereof, then due and payable to the persons entitled thereto and at the times set forth in the provisions of Sections 3.6(a) and (b), as applicable, unless and to the extent that the payment of any portion thereof is made available and paid from proceeds under the Senior Loan.

(b)                                 Subject to the provisions of this Section 2.10(b), the General Partner agrees to make additional capital contributions to the Partnership (the “BH-Funded Hard Cost Savings”) in an aggregate amount not to exceed $100,000.  The BH-Funded Hard Cost Savings represents the amount to which FF Development L.P., the general contractor for the construction of the Project, may be entitled pursuant to the applicable provisions of the agreement for construction for the Project.  From time to time, the General Partner shall make the additional capital contributions to the Partnership representing the BH-Funded Hard Cost Savings and shall cause the Partnership to pay the BH-Funded Hard Cost Savings, or portion thereof, then due and payable to FF Development L.P. at the times and in the manner set forth in the applicable provisions of the agreement for construction for the Project, unless and to the extent that the payment of any portion thereof is made available and paid from proceeds under the Senior Loan.

(c)                                  Subject to the provisions of this Section 2.10(c), the General Partner agrees to make additional capital contributions to the Partnership (the “BH-Funded Construction Costs”) in an aggregate amount not to exceed $411,041.00 to fund the amount, if any, that hard construction costs of the Project (excluding fees to the general contractor) exceed $74,036,778.75 (the “Hard Costs Shortfall”).  From time to time, the General Partner shall make the additional capital contributions to the Partnership representing the BH- Funded Construction Costs to the extent of the Hard Costs Shortfall and shall cause the Partnership to pay such Hard Costs Shortfall at the times and in the manner set forth in the applicable provisions of the agreement for construction for the Project, unless and to the extent that the payment of any portion thereof is made available and paid from the proceeds under the Senior Loan.

(d)                                 (d)                                 The entire amount of the BH-Funded Accrued Development Fee, and, to the extent contributed to the capital of the Partnership, the amount so contributed of the BH-Funded Affiliate Fees, the amount so contributed of the BH-Funded Hard Cost Savings, and the amount so contributed of the BH-Funded Construction Costs, shall be treated as additional capital contributions that increase the Undistributed First Priority Capital of the General Partner, and (ii) the Back-End Percentage Interests of the Partners (other than the General Partner) shall be reduced by the quotient (expressed as a percentage) of:  (i) the sum of the BH-Funded Accrued Development Fee, the amount so contributed of the BH-Funded Affiliate Fees plus the amount so contributed of the BH-Funded Hard Cost Savings; divided by (ii) the sum of the aggregate capital contributions made to the Partnership by all Partners from July 10, 2007 (i.e., the effective date of the Original Agreement) through the applicable date of determination.  The Back-End Percentage Interest of the General Partner shall be increased by its proportionate share of the aggregate amount that the Back-End Percentage Interest of the Partners (other than the General Partner) is reduced in connection with such BH-Funded Accrued Development Fee, BH-Funded Affiliate Fees and BH-Funded Hard Cost Savings.  For the avoidance of doubt, the foregoing adjustments of the Back-End Percentage Interest of the Partners in respect of the BH-Funded Accrued Development Fee are reflected on Schedule I.  THE PARTNERS ACKNOWLEDGE AND AGREE THAT THE PARTNERSHIP INTEREST OF THE PARTNERS (OTHER THAN THE GENERAL PARTNER) MAY BE SUBSTANTIALLY DILUTED AS PROVIDED IN THIS SECTION 2.10.

2.11                           Exercise of Conversion Right.  After payment of the BH Additional Capital Contributions and before the execution and delivery of this Agreement, BH Partner, in its capacity as Mezzanine Lender, exercised the Conversion Right.  Upon the exercise of the Conversion Right by Mezzanine Lender, Mezzanine Lender was admitted as a Limited Partner in the Partnership and was deemed to have made a capital contribution in cash to the Partnership (classified as Undistributed Second Priority Capital) in an amount equal to the outstanding principal amount of and any accrued but unpaid interest on the Mezzanine Loan at the time of exercise, which amount is included in the capital contributions of BH Partner set forth on Schedule I.

2.12                           Modification of Senior Loan.  The construction loan for the Project made by Bank of America, N.A. (or a bank group led by it) (the “Initial Senior Loan”) is being modified contemporaneously with the execution and delivery of this Agreement.  The terms and conditions of such modification are generally set forth on Exhibit G (“Loan Modification Terms”) and are more particularly described in the modification documentation entered into pursuant thereto, with any changes therein as the General Partner may have approved in connection with the documentation process.  The Initial Senior Loan, as modified by such modification documentation, is referred to herein as the “Senior Loan.”  The

Partners hereby approve the Loan Modification Terms and the documentation of the Senior Loan.

Article III

Management of the Partnership

3.1                                 Management.   Subject to the limitations set forth in Section 3.2 and except as otherwise expressly provided herein to the contrary, the business and affairs of the Partnership shall be managed by the General Partner and all determinations relating to the business and affairs of the Partnership (including all decisions required or permitted to be made by the Partnership in respect of its equity interest in the Project Owner) shall be made exclusively by the General Partner.

3.2                                 Limitations on Power and Authority of the General Partner.  No act or determination set forth on Exhibit A (each, a “Major Decision”) shall be taken on behalf of the Partnership by the General Partner without Major Decision Approval.  As used herein, “Major Decision Approval” means the prior written consent or approval of BH Partner and BREOF Partner (BH Partner and BREOF Partner each is an “Institutional Partner”).  The General Partner shall give notice to each Institutional Partner of any request for Major Decision Approval.  In the event either Institutional Partner does not respond to such request within five business days, such Major Decisions shall be deemed to have been disapproved.  After such deemed disapproval, the General Partner may give another notice to such Institutional Partner who did not timely respond, which notice must, as a condition to the effectiveness thereof, be conspicuously marked in bold, all capital letters of at least 11-point font both on the outside of the delivery envelope and on the notice itself: “URGENT/BAILEYS SECOND NOTICE: FAILURE TO RESPOND IN FIVE BUSINESS DAYS IS DEEMED APPROVAL OF THE MATTER DESCRIBED HEREIN.”  If such non-responding Institutional Partner does not respond to such request within five business days, such Major Decisions shall be deemed to have been approved and consented to, and Major Decision Approval shall be deemed to have been given, in respect of the matter at issue.

3.3                                 Liability of the General Partner.  The General Partner shall not be personally liable for the debts or obligations of the Partnership unless (but solely to the extent) expressly required by applicable law; provided, however, that all such debts and obligations shall be paid or discharged first with the property of the Partnership (including insurance proceeds) before the General Partner shall be obligated to pay or discharge any such debt or obligation with its personal assets.  Notwithstanding the foregoing, the General Partner shall not be personally liable for any debt or obligation that is nonrecourse or that, under the terms thereof, does not create or impose such liability.

3.4                                 Compensation; Reimbursement.  The General Partner shall not be entitled to a management fee or other compensation for serving as the general partner of the Partnership.  The Partnership shall promptly reimburse the General Partner and its affiliates for all reasonable costs and other obligations paid or incurred by them on behalf of the Partnership to the extent that they are included in the Revised Development Budget or the Operating Budget, as applicable.  Nothing contained in this Section 3.3 is intended to affect the Back-End Percentage Interest of the General Partner or the amounts otherwise distributable to the General Partner by reason of its Back-End Percentage Interest.

3.5                                 Other Activities.  Neither this Agreement nor any principle of law or equity shall preclude or limit, in any respect, the right of any Partner, its affiliates or any of their respective officers, directors, stockholders, members, managers, partners, employees or agents to engage in or derive profit or compensation from any activities or investments, including activities or investments that are in competition with the Partnership, nor give any other Partner any right to participate or share in such activities or investments or any profit or compensation derived therefrom.

3.6                                 Transactions with Affiliates; Deferred Affiliate Fees.  Unless approved in accordance with Section 3.2, except as otherwise provided in this Agreement, neither the General Partner nor any affiliates of the General Partner shall receive any remuneration, fees or other payments from the Project Owner or the Partnership.  In addition to the services and transactions specifically contemplated by this Agreement, the General Partner, its affiliates and their respective representatives and advisors may with Major Decision Approval provide services to, and engage in transactions with, the Partnership on terms and conditions that are, in the judgment of the General Partner, deemed to be not less favorable than would be obtained in a comparable arm’s length transaction with a person that is not an affiliate of the General Partner.

(a)                                  FF Development L.P. shall receive a development fee equal to 3% of the lesser of (i) the total Project costs set forth in Development Budget, excluding the Development Fee in the Development Budget or (ii) the total Project costs, excluding the Development Fee, actually incurred by Project Owner and the Partnership in developing the Project; in either case, with (A) the portion of the fee equal to 2.25% of total Project costs due and payable by the Partnership with each loan draw under the construction loan for the Project during construction of the Project and ending on the Completion Date based on the total Project costs incurred with respect to such draw, and (B) the portion of the fee equal to 0.75% of total Project costs payable when the Project is at least 50% leased by unaffiliated, third-party tenants.

(b)                                 FF Development L.P. shall be the general contractor for the construction of the Project pursuant to an agreement for construction, the form and substance of which shall be subject to Major Decision Approval, and pursuant and subject to such agreement shall receive a general contractor’s fee equal to 6% of the lesser of (i) the hard construction costs set forth in the Development Budget, excluding the general contractor’s fee in the Development Budget or (ii) the hard construction costs, excluding the general contractor’s fee in the Development Budget, actually incurred by Project Owner and the Partnership in developing the Project, due and payable by the Partnership with each loan draw under the construction loan for the Project during construction of the Project and ending on the Completion Date based on the hard construction costs incurred with respect to such draw.

(c)                                  FF Properties L.P. shall be the property manager of the Project pursuant to a property management agreement, the form and substance of which shall be subject to Major Decision Approval, and pursuant and subject to such agreement shall receive a monthly property management fee equal to the greater of (i) two percent (2%) of gross receipts collected from the Project for the previous month or (ii) $5,000.  Payment of the property management fee shall commence as provided in the property management agreement.

(d)                                 Certain employees of or consultants to the Developer Partner or its affiliate shall receive an acquisition fee or commission payable in the amount of $145,728.  The acquisition fee or commission shall be payable as follows: (i) 62.5% of such fee or commission on the closing of the Senior Loan; and (ii) 37.5% of such fee or commission as and in the manner prescribed for the Deferred Affiliate Fees.  As used herein, the “Deferred Affiliate Fees” means 37.5% of the fees or commission described in Sections 3.6(d), 3.6(e) and 3.6(f).  Any portion of the Deferred Affiliate Fees remaining after the Completion Date shall be paid to the Developer Partner from any net Distributable Cash remaining after any distribution of Distributable Cash to the Partners pursuant to Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d).

(e)                                  Certain employees of or consultants to the Developer Partner or its affiliate shall receive a capital markets fee payable in the amount of $242,000.  The capital markets fee shall be payable as follows: (i) 62.5% of such fee on the closing of the Senior Loan; and (ii) 37.5% of such fee as and in the manner prescribed for the Deferred Affiliate Fees.

(f)                                    Certain employees of or consultants to the Developer Partner or its affiliate shall receive a development processing fee in the amount of $364,320.  The development processing fee shall be payable as follows: (i) 62.5% of such fee on the closing of the Senior Loan; and (ii) 37.5% of such fee as and in the manner prescribed for the Deferred Affiliate Fees.

(g)                                 Developer Partner or its affiliate shall provide, without additional compensation from the Partnership, asset management services to the Partnership, including (i) assisting the General Partner in the preparation of the Operating Budget, (ii) advising the General Partner in connection with all Major Decisions, (iii) monitoring the services of the general contractor for the construction of the Project and the property manager of the Project and act as a liaison between the General Partner and the general contractor and property manager of the Project, (iv) assisting in the maintenance of the records and books of account of the Partnership and the preparation of financial statements and tax returns of the Partnership, (v) advising the General Partner on ways to manage the Project to achieve the goals of and to comply with the applicable business plan, (vi) informing the General Partner as to significant market trends and conditions of which Developer Partner is aware and which it believes may warrant consideration or action by the General Partner on behalf of the Partnership, (vii) upon request, recommending to the General Partner professional service providers in connection with the Project and (viii) performing such other similar services reasonably requested by the General Partner on behalf of the Partnership.

3.7                                 Devotion of Time.   The General Partner shall devote such time and efforts to the operations, business and affairs of the Partnership as are reasonably necessary to manage and supervise the operations, business and affairs of the Partnership in an efficient manner.  Subject to the limitations set forth in Section 3.2 and the provision thereof in the Revised Development Budget or the Operating Budget, as applicable, the General Partner shall have the right to employ, at the expense of the Partnership, any agent or third person to manage or provide other services to the Project Owner and the Partnership.

3.8                                 REIT Compliance.  The General Partner acknowledges that the BH Partner and certain of its affiliates qualify as real estate investment trusts within the meaning of Section 856 of the Code (“REITs”) and, as such, the BH Partner intends for its interest in the Partnership not to adversely affect its classification (or the classification of any entity directly or indirectly controlling BH Partner or any of its affiliates) as a REIT.  Accordingly, for so long as the BH Partner is a Limited Partner, the Partnership’s operations and the operations of each other entity in which the Partnership may have a direct or indirect interest shall be conducted at all times in a manner that will enable BH Partner and its affiliates to satisfy all the requirements for REIT status under the Code.  In furtherance of the foregoing (and not in limitation thereof), notwithstanding any other provision herein to the contrary, the General Partner agrees to consult regularly with counsel for the BH Partner to ensure that the business of the Partnership and its underlying contractual arrangements are structured in such manner as to comply with the REIT classification rules.

3.9                                 Removal of the General Partner upon Triggering Event.

(a)                                  Triggering Events.  Subject to Section 3.11(b), the Institutional Partners may remove the General Partner with Major Decision Approval upon the occurrence of any of the following events (each, a “Triggering Event”):

(i)                                     the General Partner breaches any of its obligations hereunder or under any other agreement or contract relating to the Project to which the General Partner is a party, and such breach continues for ten days after the receipt by the General Partner of notice of such breach from any Institutional Partner;

(ii)                                  an affiliate of the General Partner breaches any of its obligations under any agreement or contract relating to the Project to which it is a party, and such breach continues for ten days after the receipt by such affiliate of notice of such breach from any Institutional Partner;

(iii)                               the General Partner or any affiliate thereof commits any act of gross negligence, willful misconduct, bad faith or fraud in connection with its duties or obligations hereunder or under any other agreement or contract relating to the Project to which it is a party;

(iv)                              the General Partner or any affiliate thereof is convicted of, or pleads guilty or nolo contendere to, any felony involving moral turpitude;

(v)                                 the General Partner or any affiliate thereof misapplies or misappropriates Partnership or the Project Owner funds in violation of this Agreement or otherwise;

(vi)                              the General Partner (A) makes a general assignment for the benefit of creditors, (B) files a voluntary petition in bankruptcy, (C) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any bankruptcy or debtor relief law, (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding brought against it, or (E) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of its property;

(vii)                           if within 60 days after the commencement of any proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any bankruptcy or debtor relief law, the proceeding is not dismissed;

(viii)                        if within 60 days after the appointment (without the General Partner’s consent or acquiescence) of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of its property, the appointment is not vacated or stayed; or

(ix)                                if within 60 days after the expiration of any such stay, the appointment is not vacated (the events described in Sections 3.9(a)(vii) through 3.9(a)(ix) being referred to herein as an “Event of Withdrawal”).

(b)                                 Conditions Precedent.  The removal of the General Partner pursuant to Section 3.9(a) shall not be effective and the business of the Partnership shall not be deemed to be continued pursuant to Section 11.1, unless each of the following conditions precedent shall have been satisfied:  (i) a new general partner shall have been selected and admitted as a new general partner of the Partnership by the Institutional Partners (other than any Institutional Partner that is an affiliate of the General Partner being removed), and such new general partner shall have assumed all obligations of a General Partner under this Agreement arising after the date on which such new general partner is admitted to the Partnership; (ii) such new general partner shall have filed an amendment to the Certificate reflecting the admission of the new general partner in place of the withdrawing General Partner; (iii) the removed General Partner’s interest is converted to an interest as a Limited Partner; and (iv) any required consents of any lender to the Partnership for the change in general partner shall have been obtained, and the Guarantor shall have been released of its liability from all creditors of the Partnership (subject, however, to the terms of any recourse provisions in loan documents then applicable to and binding the General Partner) or refinancing of the existing indebtedness of the Partnership without the liability of the General Partner.

Article IV

Rights and Obligations of the Limited Partners

4.1                                 No Authority.  No Limited Partner shall participate in the management, control or direction of the Partnership’s operations, business or affairs, transact any business for the Partnership or have the power to act for or on behalf of or to bind the Partnership, such powers being vested solely and exclusively in the General Partner; provided, however, that nothing contained in this Section 4.1 shall prohibit any Limited Partner from acting as an officer, manager, member or partner of the General Partner or its affiliates or from limiting any voting or consent right as otherwise specified herein.

4.2                                 Liability of Limited Partners.  Except as otherwise required by applicable law, no Limited Partner shall be personally liable for any debt or obligation of the Partnership; provided, however, that each Limited Partner shall be obligated to make the capital contributions and other payments required to be made by such Limited Partner pursuant to this Agreement or applicable law.  No Limited Partner shall be liable, or deemed to have any fiduciary or other obligation to any other Partner under the Act or otherwise, for any act of the General Partner, notwithstanding that such Limited Partner or any of its officers, directors, stockholders, managers, members, partners or affiliates may be acting as officers, directors, managers, members or partners of the General Partner or its affiliates.

4.3                                 Permanent Financing of the Project.  At any time after the Completion Date, the General Partner or any BH Partner (upon Major Decision Approval) shall have the right, by notice to and with the prior written approval of the other, which approval shall not be unreasonably withheld, to cause the Partnership to cause the Project Owner to obtain permanent financing for the Project in an amount not less than the amount then owed by the Project Owner under the construction loan for the Project.  If such right properly is exercised, the Partners shall use commercially reasonable efforts to obtain such permanent financing; provided, however, that the terms and conditions of such permanent financing shall be reasonably acceptable to all Partners and such permanent financing shall be non-recourse to the Partners.  The Partnership shall bear all of the costs and expenses incurred in negotiating and obtaining such permanent financing.

Article V

Exculpation and Indemnification

5.1                                 Exculpation.  None of the General Partner, its affiliates or any of their respective officers, directors, stockholders, managers, members, partners, employees or agents (collectively, “Indemnitees”) shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Partner by reason of, arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Partnership, except to the extent that any of the foregoing is caused by the gross negligence, willful misconduct, violation of law or bad faith of such Indemnitee.

5.2                                 Indemnification.  The Partnership shall indemnify, defend and hold harmless each Indemnitee against any claim, loss, damage, liability or expense (including reasonable attorneys’ fees, court costs and costs of investigation and appeal) suffered or incurred by such Indemnitee by reason of, arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Partnership, except to the extent any of the foregoing is caused by the gross negligence, willful misconduct, violation of law or bad faith of such Indemnitee.  Unless a determination has been made by final, nonappealable order of a court of competent jurisdiction that indemnification is not required, the Partnership shall, upon the request of any Indemnitee, advance or promptly reimburse such

Indemnitee’s reasonable costs of investigation, litigation or appeal, including reasonable attorneys’ fees; provided, however, that the affected Indemnitee shall, as a condition of such Indemnitee’s right to receive such advances or reimbursements, undertake in writing promptly to repay the Partnership for all such advancements and reimbursements if a court of competent jurisdiction determines that such Indemnitee is not then entitled to indemnification under this Section 5.2.  No Partner shall be required to contribute capital in respect of any indemnification under this Section 5.2 unless otherwise provided in another written agreement to which such Partner is a party.

5.3                                 Guaranties.  To the extent that any Indemnitee provides a guaranty or similar undertaking to any third-party covering any obligation or liability of the Partnership or the Project Owner (including a loan to any of them) (“Guaranteed Indebtedness”), the Partnership shall indemnify such Indemnitee against any amount paid under such guaranty or other undertaking and any costs incurred in defending against a claim for performance by such person under the guaranty or other undertaking, except to the extent any of the foregoing is caused by the gross negligence, willful misconduct, violation of law or bad faith of such Indemnitee.  Upon request, the Partnership will enter into an indemnity agreement acceptable to the General Partner and BH Partner with any person entitled to indemnity under this Section 5.3 confirming the Partnership’s obligations to such person.  The form of such indemnity agreement shall be subject to the approval of BREOF Partner, which approval shall not be unreasonably withheld, conditioned or delayed.  No guarantee or other undertaking contemplated in this Section 5.3 shall be the Completion Guaranty, and nothing in this Section 5.3 requires the Partnership to indemnify any Indemnitee to the extent any cost or liability incurred by such Indemnitee is required to be funded pursuant to the Completion Guaranty.

Article VI

Distributions

6.1                                 Distributable Cash.  The General Partner shall determine on a quarterly basis the amount of Distributable Cash of the Partnership.  Except as otherwise expressly provided herein, all Distributable Cash shall be distributed in the following order of priority within 30 days after the end of each fiscal quarter:

(a)                                  first, to the Partners pro rata in proportion to each such Partner’s accrued and unpaid First Priority Preference Amount, if any, until each such Partner has received distributions under this Section 6.1(a) equal to such Partner’s accrued and unpaid First Priority Preference Amount;

(b)                                 second, to the Partners pro rata in proportion to and to the extent of the Undistributed First Priority Capital, if any, of each Partner;

(c)                                  third, to the Partners pro rata in proportion to each such Partner’s accrued and unpaid Second Priority Preference Amount, if any, until each such Partner has received distributions under this Section 6.1(c) equal to such Partner’s accrued and unpaid Second Priority Preference Amount;

(d)                                 fourth, to the Partners pro rata in proportion to and to the extent of the Undistributed Second Priority Capital, if any, of each Partner; and

(e)                                  thereafter, subject to the provisions of Section 8.11 and further subject to any payment of the Deferred Affiliate Fees, to all Partners pro rata in proportion to their respective Back-End Percentage Interests.

6.2                                 Tax Distributions.  Notwithstanding any other provision of this Agreement to the contrary, the General Partner shall have the right and authority to make distributions of Distributable Cash from the Partnership (no later than April 1 after the close of a fiscal year) to the Partners (including the General Partner) in an amount that, when combined with all other distributions made or deemed made to such Partner in respect of such fiscal year, is not less than the product of (i) the highest marginal federal income tax rate applicable to individuals (applying the tax rates in effect for the period in question so as to achieve the objective of the parties of determining the tax cost to such Partner, as if such Partner was an individual taxpayer, on a stand-alone basis) and (ii) the aggregate net taxable income allocated to such Partner in respect of such year (with such amount to be separately calculated for the different categories of income and gain allocable to such Partner that are subject to different marginal tax rates).  To the extent that the distributions made or deemed made to a Partner pursuant to Section 6.1 in respect of any fiscal year are less than the amount determined to be made by the General Partner by reference to this Section 6.2, any such additional distribution (a “Special Tax Distribution”) in respect of such year payable to any Partner pursuant to this Section 6.2 shall reduce on a dollar-for-dollar basis, until fully recovered and notwithstanding any other provision of this Agreement to the contrary (but without duplication of any amount to be so recovered pursuant to Section 6.3), any distributions to which such Partner is otherwise entitled from the Partnership under or by reference to Section 6.1. The Partnership shall have no obligation to borrow funds or incur indebtedness to fund any Special Tax Distribution made pursuant to this Section 6.2.

6.3                                 Minimum Distributions to REIT.  Notwithstanding any other provision of this Agreement to the contrary, the General Partner shall use its best efforts and endeavor to make distributions to BH Partner from the Partnership (no later than January 15 after the close of a fiscal year) in an amount (the “Minimum Distribution Amount”) that, when combined with all other distributions made to BH Partner in respect of such fiscal year (inclusive of distributions pursuant to Section 6.2 hereof made by January 15 after the close of a fiscal year), is not less than 90% of the taxable income allocated to BH Partner in respect of such fiscal year.  To the extent that distributions made to BH Partner pursuant to Sections 6.1 or 6.2 in respect of any fiscal year (and no later than January 15 after the close of such fiscal year) are less than the Minimum Distribution Amount, any such additional distribution in respect of such year payable to BH Partner pursuant to this Section 6.3 (a “Special REIT Distribution”) shall reduce on a dollar-for-dollar basis, until fully recovered and notwithstanding any other provision of this Agreement to the contrary, any distributions to which such Partner is otherwise entitled from the Partnership under or by reference to Section 6.1. The Partnership shall have no obligation to borrow funds or incur indebtedness to fund any Special REIT Distribution made pursuant to this Section 6.3.  It is the intention of the parties that this Section 6.3 shall take precedence over Section 6.2, and to the extent that both a Special Tax Distribution and Special REIT Distribution is made to BH Partner in respect of a fiscal year, any reduction in future distributions to such Limited Partner pursuant to or by reference to Section 6.1 as authorized by Section 6.2 and this Section 6.3 shall be applied without duplication of any such Special Tax Distribution or Special REIT Distribution amounts.

6.4                                 Distributions upon Liquidation.  Upon liquidation of the Partnership the assets of the Partnership shall be distributed in accordance with Article XI.  Unless approved by the Limited Partners, the General Partner shall only distribute marketable securities, cash or cash equivalents to the Partners.  Subject to the foregoing, if any direct interests in real property are distributed to the Partners in kind, then the Partners shall own and hold the same as tenants in common in accordance with their respective interests in such real property.

6.5                                 Distributions of Certain Lender-Funded Amounts.  If and to the extent that the portion of any additional capital contribution made by the General Partner for the BH-Funded Accrued Development Fee, the BH-Funded Affiliate Fees or the BH-Funded Hard Cost Savings is made available and paid from proceeds under the Senior Loan (such portion, the “Lender-Funded Amounts”), whether through recognition of hard cost savings, reallocation of budget line items or otherwise, then the amount of the Lender-Funded Amounts shall be treated as Distributable Cash, and the General Partner may, in its sole discretion, from time to time distribute to the General Partner such deemed Distributable Cash pursuant to Sections 6.1(a) and (b).  Any portion of the BH-Funded Accrued Development Fee, the BH-Funded Affiliate Fees or the BH-Funded Hard Cost Savings that is not made available and paid from proceeds under the Senior Loan, and thus all or a portion thereof is not treated as Lender-Funded Amounts, then the amount thereof that is not treated as Lender-Funded Amounts shall continue as Undistributed First Priority Capital of the General Partner and shall be distributed to the General Partner pursuant to the provisions of this Agreement.

6.6           Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)           “Back-End Percentage Interests” means the percentage interest of a Partner in certain allocations of Profits, Losses and other items of income, gain, loss or deduction and certain distributions of cash and property.  As of the Effective Date, the Back-End Percentage Interest of each Partner is set forth opposite such Partner’s name on Schedule I.  The Back-End Percentage Interest of any Partner may be adjusted pursuant to Section 2.4, and, upon the transfer of all or any portion of an interest in the Partnership in accordance with this Agreement, the transferee shall succeed to the Back-End Percentage Interest of the transferor to the extent it relates to the transferred interest in the Partnership.  After any such adjustment, the Back-End Percentage Interest of such Partner, as adjusted, shall constitute such Partner’s Back-End Percentage Interest for all purposes under this Agreement.

(b)           “Distributable Cash” for any period means the net cash receipts of the Partnership as determined on the cash receipts and disbursements basis of accounting, including distributions from the Project Owner and other Entities owned by the Partnership, cash from operations or investments, proceeds from the sale, exchange or other disposition of Partnership assets and refinancings, less the portion thereof set aside by the General Partner, subject to Section 3.2, to pay or establish reserves for Partnership expenses, debt payments, capital improvements, replacements and contingencies, including (A) the working capital needs of the Partnership, (B) the payment of liabilities incurred (including any loan made by any Partner) or arising in the reasonably foreseeable future in connection with the operations, business and affairs of the Partnership, and (C) capital expenditures or contributions incurred or arising in the reasonably foreseeable future.  Distributable Cash shall not be reduced by Depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by reductions in reserves previously established pursuant to the immediately preceding sentence.  Furthermore, except as otherwise determined by the General Partner, subject to Section 3.2, or in connection with a final liquidating distribution, Distributable Cash shall not include capital contributions made by the Partners or Partner loans.  Notwithstanding the foregoing provisions of this definition to the contrary, the amount of the Lender-Funded Amounts shall be deemed to be Distributable Cash as provided in Section 6.5.

(c)           “First Priority Preference Amount” means, with respect to each Partner, an aggregate amount computed like interest at a rate equal to 14% per annum, compounded quarterly, on the average daily balance from time to time during the applicable period to which the First Priority Preference Amount relates of such Partner’s Undistributed First Priority Capital, reduced by all distributions made to such Partner pursuant to or by reference to Section 6.1(a) (inclusive of any such distributions pursuant to Section 11.3(f)).

(d)           “Second Priority Preference Amount” means, with respect to each Partner, an aggregate amount computed like interest at a rate equal to 9.5% per annum, compounded quarterly, on the average daily balance from time to time during the applicable period to which the Second Priority Preference Amount relates of such Partner’s Undistributed Second Priority Capital, reduced by all distributions made to such Partner pursuant to or by reference to Section 6.1(c) (inclusive of any such distributions pursuant to Section 11.3(f)).

(e)           “Undistributed First Priority Capital” means, with respect to each Partner (other than a Default Partner) on any day, the amount in a special recordkeeping account maintained by the Partnership for such Partner equal to the excess, if any, of (i) the aggregate amount of (A) any additional capital contributions made by such Partner as of such date pursuant to Section 2.2 to fund an Unexpected Shortfall that are treated as increasing the Undistributed First Priority Capital of such Contributing Partner pursuant to Section 2.4(b), plus (B) any additional capital contributions made by the General Partner as of such date pursuant to Section 2.10 in respect of the BH-Funded Accrued Development Fee, the BH-Funded  Deferred Affiliate Fees and the BH-Funded Hard Cost Savings, over (ii) the aggregate distributions to such Partner pursuant to or by reference to Section 6.1(b) (inclusive of any such distributions pursuant to Section 11.3(f)).  Upon the transfer of all or any portion of an interest in the Partnership in accordance with this Agreement, the transferee shall succeed to the Undistributed First Priority Capital of the transferor to the extent it relates to the transferred interest in the Partnership.

(f)            “Undistributed Second Priority Capital” means, with respect to each Partner on any day, the amount in a special recordkeeping account maintained by the Partnership for such Partner equal to the excess, if any, of (i) the sum of (A) the aggregate capital contributions of such Partner made to the Partnership as of such date as credited to the Capital Account of such Partner pursuant to Section 2.1 plus (B) the aggregate additional capital contributions of such Partner made to the Partnership as of such date to fund an Unexpected Shortfall other than any such additional capital contribution that is treated as increasing a Contributing Partner’s Undistributed First Priority Capital pursuant to Section 2.4(b), over (ii) the aggregate distributions to such Partner pursuant to or by reference to Section 6.1(d) as of such date (inclusive of any such distributions pursuant to Section 11.3(f)).  Upon the transfer of all or any portion of an interest in the Partnership in accordance with this Agreement, the transferee shall succeed to the Undistributed Second Priority Capital of the transferor to the extent it relates to the transferred interest in the Partnership; provided, however, upon assignment of the Withdrawing General Partner’s interest in the Partnership to the General Partner, the Withdrawing General Partner’s Undistributed Second Priority Capital and Second Priority Preference Amount were assigned to the Developer Partner, and General Partner did not and does not succeed to such amounts.

Article VII

Tax Allocations and Other Tax Matters

7.1           Allocations of Profits and Losses to Capital Accounts.

(a)           General Rule.  Except as provided in Section 7.1(b) or elsewhere in this Agreement, Profits (and items thereof) and Losses (and items thereof) for any fiscal year shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as nearly as possible, equal to the amount of distributions that would be made to such Partner during such fiscal year or period pursuant to Section 6.1, if (i) the Partnership were dissolved and terminated; (ii) its affairs were wound up and each Partnership asset was sold for cash equal to its Gross Asset Value; (iii) all Partnership liabilities were satisfied (limited in respect of each nonrecourse liability to the Gross Asset Value of the assets securing such liability); and (iv) the net assets of the Partnership were distributed in accordance with Section 6.1 to the Partners immediately after giving effect to such allocation, minus, to the extent applicable, such Partner’s share of Partnership Minimum Gain and Partner Non-Recourse Debt Minimum Gain allocable pursuant to Section 7.1(c)(i) or 7.1(c)(ii), computed immediately prior to the hypothetical sale of assets.  The General Partner may make such other assumptions (whether or not consistent with the above assumptions) as are necessary to effectuate the intended economic arrangement of the Partners.

(b)           Allocations Relating to Last Fiscal Year.  The Partners intend that the provisions of this Article VII be interpreted, to the extent permissible under Section 704(b) of the Code and the Treasury Regulations thereunder, to produce liquidating distributions pursuant to Article XI that do not differ from the distributions that would have been made had liquidating distributions been controlled by Section 6.1.  Accordingly, except as otherwise provided elsewhere in this Agreement, if upon the dissolution, liquidation and termination of the Partnership pursuant to Article XI and after all other allocations provided for in Section 7.1 have been tentatively made as if this Section 7.1(b) were not in this Agreement, a distribution to the Partners under Article XI would be different from a distribution to the Partners under Section 6.1, then Profits (and items thereof) and Losses (and items thereof) for the fiscal year in which the Partnership dissolves, liquidates and terminates pursuant to Article XI shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as nearly as practicable, equal (proportionately) to the amount of the distributions that would be made to such Partner during such last fiscal year pursuant to Section 6.1.  The General Partner may apply the principles of this Section 7.1(b) to any fiscal year preceding the fiscal year in which the Partnership dissolves, liquidates and terminates (including through application of Section 761(e) of the Code) if delaying application of the principles of this Section 7.1(b) would likely result in distributions under Article XI that are materially different from distributions under Section 6.1 in the fiscal year in which the Partnership dissolves, liquidates and terminates.

(c)           Special Allocations.  The following special allocations shall be made in the following order of priority.

(i)            If there is a net decrease in Partnership Minimum Gain during any fiscal year, then each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations.

(ii)           If there is a net decrease in Partner Non-Recourse Debt Minimum Gain attributable to a Partner Non-Recourse Debt during any fiscal year, then each Partner who has a share of the Partner Non-Recourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Partnership income and gain, including gross income, for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partner Non-Recourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations.

(iii)          If any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1 (b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, then items of Partnership income and gain, including gross income, shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Limited

Partner as quickly as practicable; provided, however, that an allocation pursuant to this Section 7.1(c)(iii) shall be made if and only to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.1(c)(iii) were not in this Agreement.

(iv)          If any Limited Partner has an Adjusted Capital Account Deficit at the end of any fiscal year, then each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as practicable; provided, however, that an allocation pursuant this sentence shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been made as if the allocations provided for in this sentence and in Section 7.1(c)(iii) were not in this Agreement.

(v)           Losses allocated pursuant to Section 7.1(a) or 7.1(b) shall not exceed the maximum Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year.  If some, but not all, of the Limited Partners would have Adjusted Capital Account Deficits as a consequence of the allocation of Losses pursuant to Section 7.1(a) or 7.1(b), then the limitations set forth in this Section 7.1(c)(v) shall be applied on a Limited Partner-by-Limited Partner basis so as to allocate the maximum permissible Losses to each Limited Partner under the Section 1.704-l(b)(2)(ii)(d) of the Treasury Regulations.  All Losses in excess of the limitations set forth in this Section 7.1(c)(v) shall be allocated to the General Partner.

(vi)          Non-Recourse Deductions for any fiscal year shall be considered an additional item of taxable loss or deduction that is included in the determination of Profits and Losses and that is then allocated among the Partners as part of the allocation of Profits and Losses.

(vii)         Any Partner Non-Recourse Deductions for any fiscal year shall be specially allocated to the Partner who bears the economic risk of loss in respect of the Partner Non-Recourse Debt in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(viii)        To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations, to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their respective interests in the Partnership if Section 1.704-1(b)(2)(iv)(m)(2) of the Treasury Regulations is applicable, or to the Partner to whom such distribution was made if Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations is applicable.

(d)           Curative Allocations.  The allocations set forth in Section 7.1(c) (the “Regulatory Allocations”) are intended to comply with the Treasury Regulations.  It is the intent of the Partners that, to the extent practicable, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 7.1(d).  Therefore, notwithstanding any other provision of this Article VII to the contrary (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it reasonably determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent practicable, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 7.1(a) and 7.1(b).  In exercising its discretion under this Section 7.1(d), the General Partner shall take into account future Regulatory Allocations under Sections 7.1(c)(i) and 7.1(c)(ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 7.1(c)(vi) and 7.1(c)(vii).

7.2           Other Allocation Rules.

(a)           In each fiscal year, Profits (and items thereof) and Losses (and items thereof) shall be allocated:

(i)            at the time of any distribution pursuant to Section 6.1 for the period commencing on the later of (A) the first day of such fiscal year and (B) the date of the most recent prior distribution in such fiscal year, and ending on the date immediately preceding such distribution;

(ii)           as of the last day of each fiscal year, for the period commencing on the later of (A) the first day of such fiscal year and (B) the date of the most recent prior distribution in such fiscal year, and ending on such last day; and

(iii)          at such other times as the Gross Asset Values of Partnership property are adjusted pursuant to clause (ii) of the definition of Gross Asset Value.

(b)           If the Partners’ interests vary during a fiscal year due to the contribution of additional capital to the Partnership or because of a transfer of interests in the Partnership, then allocations of Profits and Losses and any other items of income, gain, loss, deduction or credit allocated under this Article VII shall be allocated among the Partners whose interests changed during the fiscal year based upon the length of time during such year that each Partner held a particular interest in the Partnership and as if the items were incurred or received, as the case may be, ratably throughout the entire taxable year; provided, however, that if a material portion of the assets of the Partnership are sold, exchanged or otherwise disposed of after a change in interest, but during the fiscal year in which the change occurs, then any items of income, gain, loss, deduction or credit losses attributable to such sale, exchange or other disposition shall be allocated, to the extent permitted by any allowable convention or election under the Code, only among those Partners then owning an interest in the Partnership, in accordance with their respective interests, on the date of the sale, exchange or other disposition.

7.3           Tax Allocations; Section 704(c) of the Code.

(a)           Except as otherwise provided in Section 7.3(b), for each fiscal year or period, items of Partnership income, gain, loss, deduction and expense shall be allocated, for federal, state and local income tax purposes, among the Partners in the same manner as the Profits (and items thereof) or Losses (and items thereof) of which such items are components were allocated pursuant to Section 7.1.

(b)           In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction in respect of any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and its initial Gross Asset Value (computed in accordance with clause (i) of the definition of Gross Asset Value) using the “traditional method” described in Section 1.704-3(b) of the Treasury Regulations; provided, however, that any other method allowable under applicable Treasury Regulations may be used for any contribution of property as to which there is agreement between the contributing Partner and the General Partner.

(c)           If the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, then subsequent allocations of income, gain, loss and deduction in respect of such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

(d)           Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 7.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e)           The Partners are aware of the income tax consequences of the allocations made by this Article VII and shall be bound by the provisions of this Article VII in reporting their shares of Partnership income and loss for income tax purposes.

7.4           Certain Definitions.  As used in this Agreement, the following terms have the following meanings.

(a)           “Adjusted Capital Account Deficit(s)”  means, in respect of any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)            the Capital Account shall be increased by any amounts that such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Section 1.704-2(g)(1) of the Treasury Regulations and of Section 1.704-2(i)(5) of the Treasury Regulations; and

(ii)           the Capital Account shall be decreased by the items described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

(iii)          This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-l(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(b)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(c)           “Depreciation” means for each fiscal year an amount equal to the depreciation, amortization or other cost-recovery deduction allowable in respect of an asset for such fiscal year, except that if the Gross Asset Value of any asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost-recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such fiscal year is zero, then Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method approved by the General Partner.

(d)           “Gross Asset Value” means an asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)            the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the contributing Partner and the General Partner;

(ii)           the Gross Asset Values of all assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times:

(A)          the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis contribution;

(B)           the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and

(C)           the liquidation of the Partnership within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Treasury Regulations; provided, however, that adjustments pursuant to clauses (i) and (ii) of this definition shall be made only if the General Partner reasonably determines that such adjustments are necessary to reflect the relative economic rights of the Partners.

(iii)          the Gross Asset Value of any asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the General Partner;

(iv)          the Gross Asset Values of assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-l(b)(2)(iv)(m) of the Treasury Regulations and clause (f) of the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the General Partner determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(v)           if the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), (b) or (d) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account in respect of such asset for purposes of computing Profits and Losses.

(e)           “Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

(f)            “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

(g)           “Partner Non-Recourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations for “partner nonrecourse debt.”

(h)           “Partner Non-Recourse Debt Minimum Gain” means an amount, in respect of each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

(i)            “Partner Non-Recourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations for “partner nonrecourse deductions.”

(j)            “Partnership Minimum Gain” means the same as “partnership minimum gain” as set forth in Section 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

(k)           “Partnership Property” means collectively, all right, title and interest of the Partnership in and to all or any portion of all assets (real, personal, tangible or intangible) owned by the Partnership including, the securities or other interests of another person owned by the Partnership.

(l)            “Profit(s) and Loss(es)”  means, for each fiscal year, an amount equal to the Partnership’s taxable income or loss for such fiscal year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)            any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profit(s) and Loss(es) shall be added to such taxable income or loss;

(ii)           any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-l(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profit(s) and Loss(es) shall be subtracted from such taxable income or loss;

(iii)          if the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, then the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)          gain or loss resulting from any disposition of Partnership Property in respect of which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the Partnership Property disposed of, notwithstanding that the adjusted tax basis of such Partnership Property differs from its Gross Asset Value;

(v)           in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition thereof; and

(vi)          to the extent an adjustment to the adjusted tax basis of any Partnership Property pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Section 1.704-l(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s economic rights, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

(vii)         Notwithstanding any other provision of this definition of Profits and Losses to the contrary, any items that are specially allocated pursuant to Section 7.1(c) shall not be taken into account in computing Profits or Losses.

(viii)        The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 7.1(c) shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) of this definition.

(m)          “Treasury Regulations” means the temporary or final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

7.5           Tax Matters Partner; Tax Returns; Tax Elections.   The General Partner is hereby designated as the “tax matters partner” under Section 6231 of the Code.  If an audit of the Partnership’s U.S. federal income tax return is commenced, then the General Partner shall promptly advise all Limited Partners of the audit and the status thereof but shall not agree to any final adjustment without Major Decision Approval.  The General Partner also shall keep the Partners informed of all administrative and judicial proceedings, as required by Section 6223(g) of the Code, and shall promptly furnish to the Partners a copy of each notice or other communication received by the General Partner from the Internal Revenue Service (except such notices or communications as are sent directly to the Partners by the Internal Revenue Service).

7.6           Tax Returns; Tax Elections.  The General Partner shall, at the expense of the Partnership, prepare and file, or shall cause to be prepared and filed, all U.S. federal, state and local income and other tax returns required to be filed by the Partnership.  The General Partner shall determine the accounting methods and conventions to be used in the preparation of the Partnership’s tax returns and shall make any and all elections under the tax laws of the United States and any other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Partnership, or any other method or procedure related to the preparation of the Partnership’s tax returns; provided, however, that neither the Partnership, nor the General Partner on behalf of the Partnership, shall make an election to exclude the Partnership from the provisions of subchapter K of the Code or to have the Partnership treated as an entity other than a partnership.  Each Limited Partner shall be responsible for preparing and filing all tax returns required to be filed by such Limited Partner.

7.7           No Publicly Traded Partnership.  The General Partner is authorized to take all actions necessary to prevent the Partnership from being treated as a publicly traded partnership within the meaning of Section 7704 of the Code.  To ensure that interests in the Partnership are not traded on an established securities market within the meaning of Section 1.7704-1(b) of the Treasury Regulations or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Section 1.7704-1(c) of the Treasury Regulations, notwithstanding any other provision of this Agreement to the contrary: (i) the Partnership shall not participate in the establishment of a market or the inclusion of its interests thereon, and (ii) the Partnership shall not recognize any transfer made on any market by (A) redeeming the transferor Partner (in the case of a redemption or repurchase by the Partnership) or (B) admitting the transferee as a Partner or otherwise recognizing any rights of the transferee, such as a right of the transferee to receive Partnership distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Partnership.

7.8           Amounts Withheld; Taxes of Taxing Authorities.  To the extent required by the laws of any taxing authority, each Partner requested to do so by the General Partner shall promptly submit to the Partnership an agreement indicating that such Partner (i) will make timely income tax payments to such taxing authority and (ii) accepts personal jurisdiction of such taxing authority in respect of the collection of income taxes attributable to such Partner’s income and interest and penalties assessed on such income.  If any Partner fails to provide such agreement, then the Partnership may withhold and pay over to such taxing authority the amount of tax, penalty and interest determined under the laws of such taxing authority in respect of such income.  The Partnership may, where permitted by the rules of any taxing authority, file a composite, combined or aggregate tax return reflecting the income of the Partnership and pay the tax, interest and penalties of some or all of the Partners on such income to the taxing authority, in which case the Partnership shall inform the Partners of the amount of such tax, interest and penalties so paid.  Without limiting the foregoing provisions of this Section 7.1, the Partnership is authorized to withhold from distributions and to pay over to any federal, state or local government any amount required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate any such amount to the Partner in respect of which such amount was withheld.  All amounts withheld by the Partnership pursuant to the Code or any provision of any state or local tax law in respect of any payment, distribution or allocation by the Partnership to the Partners shall be treated as amounts distributed to the Partners pursuant to Article VI for all purposes of this Agreement.  Each Partner shall provide such identifying numbers and other certificates as are requested by the Partnership to enable it to comply with any tax reporting or withholding requirement under the Code or any applicable state, local or foreign tax law.

Article VIII
Admissions, Transfers and Withdrawals

8.1           Admissions.  No new Partner may be admitted to the Partnership without the prior written consent of the General Partner and Major Decision Approval, and then only upon satisfaction of such terms and conditions as are required by the General Partner.

8.2           Transfer of General Partner’s Interest.  The General Partner shall not transfer, assign, encumber, hypothecate or otherwise convey all or any portion of its general partner interest in the Partnership without Major Decision Approval; provided, however, the General Partner may transfer, assign or otherwise convey all or any portion of its interest in the Partnership to any affiliate of the General Partner without having to obtain the prior written consent of any Partner or other person.

8.3           Transfer of Limited Partners’ Interests.

(a)           No Transfers Without Consent.  No Limited Partner may transfer, assign, encumber, hypothecate or otherwise convey all or any portion of such Limited Partner’s interest in the Partnership without the prior written consent of the General Partner and Major Decision Approval; provided, however, any Limited Partner may transfer, assign or otherwise convey all or any portion of its interest in the Partnership to any affiliate of such Limited Partner without having to obtain the prior written consent of any Partner or other person.

(b)                                 Restrictions on Transfer.  Any purported transfer of an interest in the Partnership in violation of this Agreement shall be void and of no force or effect.  Notwithstanding any provision of this Agreement to the contrary, no Partner shall make or suffer any transfer of its interest in the Partnership if such transfer would:  (i) require the Partnership, or the interest in the Partnership being transferred, to be registered or qualified under federal or state securities laws; (ii) cause the Partnership to be classified other than as a partnership for U.S. federal income tax purposes or be treated as a publicly traded partnership under Section 7704 of the Code; or (iii) cause the Partnership to be in breach or default under any mortgage, deed of trust or other security agreement encumbering the Project or any of the Partnership’s assets.

(c)                                  Death, Bankruptcy, etc. of Limited Partner.  In the event of the death, incompetence, insolvency, bankruptcy, dissolution, liquidation or termination of any Limited Partner:

(i)                                     the Partnership shall not be dissolved, liquidated or terminated, and the remaining Partners shall continue the Partnership and its operations, business and affairs until the dissolution thereof as provided in Section 11.1;

(ii)                                  such Limited Partner thereupon shall cease to be a Partner for all purposes of this Agreement and, except as provided in Section 8.4, no officer, partner, beneficiary, creditor, trustee, receiver, fiduciary or other legal representative and no estate or other successor in interest of such Limited Partner (whether by operation of law or otherwise) shall become or be deemed to become a Limited Partner for any purpose under this Agreement;

(iii)                               the Partnership interest of such Limited Partner shall not be subject to withdrawal or redemption (by such Limited Partner’s estate or other legal representative or successor in interest) in whole or in part prior to the dissolution, liquidation and termination of the Partnership;

(iv)                              the estate or other successor in interest of such Limited Partner shall be deemed a transferee of, and shall be subject to all of the obligations in respect of, the Partnership interest of such Limited Partner as of the date of death, incompetence, insolvency, bankruptcy, dissolution, liquidation or termination, except to the extent the General Partner (with Major Decision Approval) releases such estate or successor from such obligations; and

(v)                                 any legal representative or successor in interest having lawful ownership of the assigned Partnership interest of such Limited Partner shall have the right to receive notices, reports and distributions, if any, to the same extent as would have been available to such Limited Partner.

8.4                                 Substituted Partners.  A transferee of any general or limited partnership interest in the Partnership may become a substituted General Partner or Limited Partner, as the case may be, as to the interest in the Partnership transferred, in place of the transferor only with the prior written consent of the General Partner and Major Decision Approval.  Notwithstanding the preceding sentence, a transferee who is a then existing Partner shall automatically without the consent of the General Partner become a substituted Limited Partner in place of the transferor as to the interest in the Partnership transferred.  The General Partner and its affiliates shall have the right to be a Limited Partner or to become a substituted Limited Partner.  Unless a transferee of any Partnership interest of a Partner becomes a substituted General Partner or substituted Limited Partner in accordance with this Agreement, such transferee shall not be entitled to any of the rights granted to a Partner hereunder other than the right to receive all or part of the share of the income, gains, losses, deductions, expenses, credits, distributions or returns of capital to which its transferor would otherwise be entitled in respect of the Partnership interest so transferred.  As a condition precedent to becoming a substituted General Partner or Limited Partner, as the case may be, the transferee shall execute a joinder agreement agreeing to be bound by the terms and conditions of this Agreement in a form satisfactory to the General Partner in the case of a substituted Limited Partner or to the Institutional Partners holding a majority of the Back-End Percentage Interests held by all Institutional Partners in the case of a substituted General Partner.

8.5                                 Withdrawal of Partners.  Except as permitted by this Section 8.5, no Partner shall have any right to withdraw or resign from the Partnership, unless (i) such Partner transfers its entire interest in the Partnership to one or more transferees, all of whom have been admitted as substituted General or Limited Partners, as the case may be, in accordance with Section 8.4 or (ii) such Partner’s entire interest in the Partnership is transferred in accordance with Section 8.7, Section 8.8, Exhibit E or Exhibit F.

8.6                                 Transfers of Interests in Partners.  No Partner shall permit any transfer, either directly or indirectly, by any equity owner of all or any portion of the stock, partnership interests or other equity interests of such Partner, either voluntarily or involuntarily, without Major Decision Approval; provided, however, any equity owner of any Partner may directly or indirectly transfer all or any portion of the stock, partnership interests or other equity interests of such Partner, either voluntarily or involuntarily, to an affiliate of such Partner without having to obtain the prior written consent of any Partner or other person.  For purposes of this Section 8.6, the issuance of new equity interests will be deemed a transfer of those equity interests; provided, however, the direct or indirect transfer of stock, partnership interests or other equity interests in Behringer Harvard Holdings, LLC, Behringer Harvard REIT I, Inc., Behringer Harvard Mid-Term Value Enhancement Fund I LP, Behringer Harvard Short-Term Opportunity Fund I LP, Behringer Harvard Opportunity REIT I, Inc., Behringer Harvard Strategic Opportunity Fund I LP, Behringer Harvard Strategic Opportunity Fund II LP or Behringer Harvard Multifamily REIT I, Inc. (or any other person directly or indirectly sponsored by or affiliated with Behringer Harvard Holdings, LLC, provided such person’s sole investment is not an investment in this Partnership) and their respective affiliates, on the one hand, and Brookfield US Real Estate Opportunity Fund I, L.P. (or any other person directly or indirectly sponsored by or affiliated with BREOF Holdings LLC, provided such person’s sole investment is not an investment in this Partnership), or affiliates of either of them, on the other hand, as applicable, shall not be deemed a transfer for purposes of this Section 8.6.

8.7                                 BREOF Partner’s Put Right.

(a)                                  BREOF Valuation Notice.  At any time during the BREOF Put Period, BREOF Partner shall have the right to initiate a pricing procedure to ascertain the market price for the Project by delivery of a notice to BH Partner (the “BREOF Valuation Notice”).  The BREOF Valuation Notice shall set forth the BREOF Partner’s determination of the fair market value of the Project.

(b)                                 Acceptance and Rejection Notices.  If BH Partner disagrees with the fair market value of the Project as set forth in the BREOF Valuation Notice, then BH Partner and BREOF Partner shall negotiate to attempt to reach an agreement as to the fair market value within 30 days after the date of the BREOF Valuation Notice (“BREOF Negotiation Deadline”).  At any time prior to expiration of the BREOF Negotiation Deadline, (i) BH Partner may accept the fair market value of the Project set forth in the BREOF Valuation Notice by delivery of notice of acceptance (“BREOF Acceptance Notice”) to BREOF Partner, (ii) BH Partner may reject the fair market value of the Project set forth in the BREOF Valuation Notice by delivery of notice of rejection to BREOF Partner, or (iii) BH Partner and BREOF Partner may agree in writing to the fair market value of the Project other than the fair market value set forth in the BREOF Valuation Notice.  If

BH Partner timely delivers a BREOF Acceptance Notice or if BH Partner and BREOF Partner agree upon a fair market value of the Project as described in clause (iii) above, then the fair market value so agreed upon shall be the “BREOF Mark to Market Price” and the provisions of Section 8.7(d) shall apply.

(c)                                  Arbitration.  If BH Partner and BREOF Partner do not agree upon the fair market value of the Project prior to the expiration of the BREOF Negotiation Deadline, then either such Partner may deliver to the other a notice of arbitration (the “Arbitration Notice”), pursuant to which the “BREOF Mark to Market Price” shall be determined by “baseball style” arbitration in accordance with the provisions of Exhibit D.

(d)                                 Purchase of BREOF’s Partnership Interest.  Once the BREOF Mark to Market Price has been determined, BH Partner shall, within 60 days after such determination, purchase BREOF Partner’s interest in the Partnership.

(e)                                  Closing.  The purchase price for BREOF Partner’s interest in the Partnership shall be an amount equal to the share of hypothetical net distribution proceeds that would be received by BREOF Partner in respect of its interest in the Partnership assuming: (i) the Partnership sold the Project for the BREOF Mark to Market Price; and (ii) the Partnership: (A) paid the BREOF Hypothetical Closing Costs together with any other reasonable and customary closing and transaction costs that would be payable in an arms-length sale of the Project to the extent the amount of the BREOF Hypothetical Closing Costs are insufficient to cover such costs; (B) discharged all outstanding Partnership liabilities and indebtedness to which the Project, the Project Owner and the Partnership were subject (including the outstanding principal, interest and prepayment premiums (if any) of the construction loan); (C) repaid all Partner loans; and (D) paid the Section 8.7 Net Profits Payment to the Developer Partner; and (iii) after giving effect to the preceding clauses (i) and (ii), the resulting net assets of the Partnership were distributed in accordance with Section 6.1 immediately prior to the closing of the purchase of BREOF Partner’s interest in the Partnership, after giving effect to all capital contributions, distributions and allocations for all periods.  At the closing, BREOF Partner shall assign all of its interest in the Partnership to BH Partner (or its designee) by written assignment in a form and substance reasonably acceptable to BH Partner and to BREOF Partner; provided, however, that BREOF Partner shall convey its interest in the Partnership to BH Partner (or its designee), free and clear of all liens, claims and encumbrances, and BH Partner shall likewise execute and deliver to BREOF Partner all documents that may be reasonably requested to confirm the sale and purchase of such Partnership interest.  The purchase price paid by BH Partner (or its designee) for BREOF Partner’s interest in the Partnership shall be satisfied in cash at the closing.

(f)                                    Certain Definitions.  As used in this Section 8.7, the following terms have the following meanings:

(i)                                     “BREOF Put Period” means the period commencing on the last day of the 24th month following the Effective Date and continuing until the last day of the 36th month following the Effective Date, subject to the other terms and conditions of this Agreement.

(ii)                                  “BREOF Hypothetical Closing Costs” means the amount equal to the product of (1) the BREOF Mark to Market Price; multiplied by (2) 1.75%.

(iii)                               “Completion Date” means the date upon which the General Partner receives (A) a copy of the final Certificate of Occupancy in respect of the Project, and

(B) lien waivers, releases or other similar evidences of payment from the general contractor on the Project.

(iv)                              “Section 8.7 Net Profits Payment” means 50% of the net Distributable Cash remaining to be distributed from a hypothetical sale of the Project and distribution of proceeds from that sale assuming: (i) the Partnership sold the Project for the BREOF Mark to Market Price and (ii) the Partnership (A) paid the BREOF Hypothetical Closing Costs together with any other reasonable and customary closing and transaction costs that would be payable in an arms-length sale of the Project to the extent the amount of the BREOF Hypothetical Closing Costs are insufficient to cover such costs; (B) discharged all outstanding liabilities and indebtedness to which the Project, the Project Owner and the Partnership were subject (including the outstanding principal, interest and prepayment premiums (if any) of the construction loan); (C) repaid all Partner loans; and (D) distributed to the Partners the amounts payable pursuant to Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d).

8.8                                 BREOF Partner’s Tag-Along Right.

(a)                                  General.  Provided the General Partner and BH Partner elect to sell all or any portion of their Partnership interests in the Partnership, then BREOF Partner shall have the right (the “Tag-Along Right”) to require the General Partner and BH Partner to purchase all or a portion of the Partnership interest of BREOF Partner as a part of the transaction in which the General Partner and BH Partner sells their Partnership interests (a “Tag-Along Transaction”).  If the General Partner and BH Partner elect to sell any portion (but less than all) of their Partnership interests, then BREOF Partner shall be entitled to require the General Partner and BH Partner to purchase only an applicable proportionate share (determined based upon the ratio that the portion of interests the General Partner or BH Partner elects to sell bears to the aggregate interests of the General Partner and BH Partner) of the Partnership interest of BREOF Partner.

(b)                                 Notice; Exercise.  The General Partner shall notify BREOF Partner of any transaction that would trigger a Tag-Along Transaction (the “Tag-Along Notice”).  The Tag-Along Notice shall include the Tag-Along Hypothetical Price.  BREOF Partner may elect to require the General Partner and BH Partner to purchase from BREOF Partner all or the applicable portion of its interest in the Partnership by delivering notice of such election (the “Tag-Along Acceptance Notice”) to the General Partner and BH Partner within 30 days after delivery of the Tag-Along Notice (the “Tag-Along Acceptance Period”).  The Tag-Along Acceptance Notice shall state that BREOF Partner desires to transfer all or the applicable portion of its Partnership interest to the General Partner and BH Partner.

(c)                                  Tag-Along Price.  The purchase price (the “Tag-Along Price”) for the Partnership interest of BREOF Partner or portion thereof being sold, as applicable, shall be an amount equal to the share of hypothetical net distribution proceeds that would be received by BREOF Partner in respect of its Partnership interest or portion thereof being sold, as applicable, assuming: (i) the Partnership sold the Project for the Tag-Along Hypothetical Price; and (ii) the Partnership: (A) paid the BREOF Hypothetical Closing Costs together with any other reasonable and customary closing and transaction costs that would be payable in an arms-length sale of the Project to the extent the amount of the BREOF Hypothetical Closing Costs are insufficient to cover such costs; (B) discharged all outstanding Partnership liabilities and indebtedness to which the Project, the Project Owner and the Partnership were subject (including the outstanding principal, interest and prepayment premiums (if any) of the construction loan); (C) repaid all Partner loans; and (D) paid the Section 8.8 Net Profits Payment to the Developer Partner; and

(iii) after giving effect to the preceding clauses (i) and (ii), the resulting net assets of the Partnership were distributed to BREOF Partner in accordance with Section 6.1 immediately prior to the closing of the purchase of the BREOF Partner’s interest in the Partnership, after giving effect to all capital contributions, distributions and allocations for all periods.  The General Partner and BH Partner may allocate payment of the Tag-Along Price between each of them in their discretion provided the aggregate amount paid by the General Partner or BH Partner equals the Tag-Along Price.

(d)                                 Effect of Exercise of Tag-Along Right.  Upon delivery of the Tag-Along Acceptance Notice by BREOF Partner, BREOF Partner shall be obligated to sell its interest in the Partnership, or applicable portion thereof, to the General Partner or BH Partner, as determined by the General Partner or BH Partner in their discretion, for the Tag-Along Price, and the General Partner or BH Partner (or any designated affiliate of either of them), as applicable, shall be obligated to purchase BREOF Partner’s interest in the Partnership, or applicable portion thereof.  The closing of the sale and purchase of BREOF Partner’s interest in the Partnership, or applicable portion thereof, pursuant to the Tag-Along Right shall occur contemporaneously with the closing of the Tag-Along Transaction.

(e)                                  Certain Definitions.  As used in this Section 8.8, the following terms have the following meanings:

(i)                                     “Section 8.8 Net Profits Payment” means 50% of the net Distributable Cash remaining to be distributed from a hypothetical sale of the Project and distribution of proceeds from that sale assuming: (i) the Partnership sold the Project for the Hypothetical Tag-Along Price and (ii) the Partnership (A) paid the BREOF Hypothetical Closing Costs together with any other reasonable and customary closing and transaction costs that would be payable in an arms-length sale of the Project to the extent the amount of the BREOF Hypothetical Closing Costs are insufficient to cover such costs; (B) discharged all outstanding liabilities and indebtedness to which the Project, the Project Owner and the Partnership were subject (including the outstanding principal, interest and prepayment premiums (if any) of the construction loan); (C) repaid all Partner loans; and (D) distributed to the Partners the amounts payable pursuant to Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d).

(ii)                                  “Tag-Along Hypothetical Price” means the purchase price that would have to be paid for a sale of the Project in order for the General Partner and BH Partner to receive the same net sales proceeds the General Partner and BH Partner would receive for the sale of their Partnership interests or portions thereof being sold in the Tag-Along Transaction.

8.9                                 Buy/Sell Rights.   Commencing on the last day of the 36th month following the Effective Date, any Partner shall have the right, at any time, to initiate the buy/sell procedure set forth on Exhibit E.

8.10                           Call Right.   The General Partner or BH Partner shall have the right, at any time, to initiate the call procedure set forth on Exhibit F.

8.11                           Net Profits Payment.   If the Project is sold pursuant to a sale approved in accordance with Section 3.2 (provided such sale is not occurring pursuant to Sections 8.7, 8.8 or 8.9), then the Partnership shall pay the Developer Partner, on a one-time basis, an amount equal to 50% of the net Distributable Cash remaining after the Partners have received the amounts payable pursuant to Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) (such net amount, the “Section 8.11 Net Profits Payment”).  For avoidance of doubt, the Partnership shall not be required to pay the Section 8.10 Net Profits Payment if the Developer Partner has been paid any amount pursuant to Section 8.9 or 8.10.

8.12                           Tax Characterization of Net Profits Payments.  Notwithstanding any other provision of this Agreement to the contrary, (i) any payment to the Developer Partner of the Section 8.11 Net Profits Payment (including pursuant to Section 8.10 hereof) or the Buy/Sell Net Profits Payment shall be deemed a portion of the purchase price of the applicable transaction to which such payment applies for all purposes, including federal income tax purposes, and (ii) any payment thereof to Developer Partner shall be accounted for federal income tax purposes, including the allocation of gain for tax purposes, in the same manner as a distribution to the Partners pursuant to Section 6.1(e).

Article IX
Fiscal and Operational Matters

9.1                                 Fiscal Year.  The fiscal year of the Partnership shall be the same as its taxable year, which shall be the period beginning on January 1 of a given year (other than the year in which the Partnership is formed, which shall be the period beginning on the date of such formation) and ending on December 31 of each calendar year, unless another fiscal year is required for U.S. federal income tax purposes.  The Partnership shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

9.2                                 Books of Account.  The General Partner shall keep or cause to be kept complete and appropriate records and books of account in which shall be entered all such transactions and other matters relative to the Partnership’s operations, business and affairs as are usually entered into records and books of account that are maintained by persons engaged in business of like character or are required by the Act.  Except as otherwise expressly provided herein, such books and records shall be maintained in accordance with the basis utilized in preparing the Partnership’s U.S. federal income tax returns.  At the cost and expense of the Partnership, the books and records of the Partnership shall be audited in order to permit the General Partner to comply with the reporting requirements set forth in Section 9.8(b), such auditor to be selected from time to time by the General Partner with Major Decision Approval.

9.3                                 Inspection.  The books and records of the Partnership shall be maintained at the principal place of business of the Partnership, and all such books and records and the Project shall be available for inspection (and copying, as applicable) at the reasonable request of any Limited Partner during the ordinary business hours of the Partnership and upon reasonable notice given to the General Partner.  The General Partner shall meet with the Institutional Partners from time to time from time to time until the Completion Date at the request of the Institutional Partners to discuss the progress of the development of the Project.  In addition, the General Partner shall keep each Institutional Partner reasonably informed about meetings with the construction lender, the general contractor or the architect for the Project, and any Institutional Partner shall be entitled to attend and participate in any such meeting.

9.4                                 Bank Accounts.  The funds of the Partnership shall be deposited in such account or accounts in the name of the Partnership as are reasonably determined by the General Partner from time to time.  All withdrawals from or charges against such accounts of the Partnership shall be made by the General Partner or by its representatives.  The Partnership’s funds shall not be commingled with the funds of any other person.

9.5                                 Title to Partnership Property.  Title to all property owned or leased by the Partnership shall be held and conveyed in the name of the Partnership.  All property owned by the Partnership shall be owned by the Partnership and, insofar as permitted by applicable law, no Partner shall have any ownership interest in any Partnership property in its individual name or right, and each Partner’s interest in the Partnership shall be personal property for all purposes.

9.6                                 No Employees.  The Partnership shall have no employees.

9.7                                 Insurance.  The General Partner shall, on behalf of the Partnership and at the Partnership’s cost and expense, obtain, maintain and keep in full force and effect, such insurance coverage as the General Partner deems necessary, appropriate or advisable.

9.8                                 Reports.  The General Partner shall prepare, or cause to be prepared at the Partnership’s expense, and deliver to each Limited Partner:

(a)                                  within 90 days after the end of each fiscal year of the Partnership a draft report of the audited financial statements of the Partnership for such fiscal year (which financial statements shall be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, and shall include a balance sheet, income statement, statement of cash flows, a statement of partners’ equity, and all applicable footnote disclosures);

(b)                                 within 120 days after the end of each fiscal year of the Partnership the final audited financial statements and report of the Partnership for such fiscal year (which financial statements shall be prepared in accordance with GAAP, consistently applied, and shall include a balance sheet, income statement, statement of cash flows, a statement of partners’ equity, and all applicable footnote disclosures); and

(c)                                  within 45 days after the end of each fiscal quarter of the Partnership, (i)  unaudited financial statements prepared in accordance with an Other Comprehensive Basis of Accounting (Federal Income Tax Basis), consistently applied in accordance with past practices (which financial statements shall include a balance sheet, an income statement, a statement of cash flows and a statement of partners’ equity) and (ii) a schedule of projected funding requirements by the Partners for the next 90-day period (which schedule shall be prepared in good faith but which otherwise shall not be binding on the Partnership).

The financial statements of the Partnership provided to the Limited Partners from time to time under this Section 9.8 shall be, true, complete and correct, shall accurately reflect the financial condition of the Partnership, the results of its operations and sources and uses of funds as of the date of each such statement and for the applicable period then ended, and shall be accompanied by a written certification of the General Partner to such effect.

9.9                                 Budgets.

(a)                                  The Partners have approved the initial budget for development of the Project set forth on Exhibit B-1 (the “Development Budget”).  The Partners have approved the revised budget for development of the Project set forth in the Loan Modification Terms and on Exhibit B-2 (the “Revised Development Budget”).

(b)                                 At least 60 days prior to the estimated date of the substantial completion of the Project, and thereafter no later than November 1 of each year, the General Partner shall prepare or cause to be prepared for the portion of the calendar year ending after such substantial completion or for the full calendar year after such November 1, as applicable, an operating budget for the Project (the “Operating Budget”) setting forth, among other things, (i) a budget of proposed operating and capital expenditures to be made in such year in respect of the Project, including cost and timing estimates therefor, and (ii) the estimated receipts, expenditures, escrow deposits and reserves for each year on a monthly basis, showing the expected sources of funds.  The General Partner shall submit the proposed Operating Budget to the Institutional Partners for Major Decision Approval.  The Institutional Partners will use their good faith, reasonable efforts to reach agreement on the final form of the Operating Budget no later than 60 days after the submission of the proposed Operating Budget to the Institutional Partners by the General Partner, and upon such approval by all of the Institutional Partners, such Operating Budget shall be the Operating Budget for the Project.  Until an Operating Budget for a particular year is approved by the Institutional Partners, the most recent Operating Budget shall serve as the Operating Budget for such calendar year, provided that (A) any nonrecurring expenditure in such prior Operating Budget shall be excluded, and (B) nondiscretionary expenses shall be deemed included.

Article X
Amendments and Waivers

10.1                           Amendments and Waivers.  This Agreement may be modified or amended, or any provision hereof waived, only with the written consent of the General Partner, the Developer Partner, the consent or vote of a majority in interest of all Limited Partners and Major Decision Approval.

Article XI
Dissolution, Liquidation and Termination

11.1                           Dissolution.  The Partnership shall be dissolved upon the first to occur of the following events (“Dissolution Events”):

(a)                                  the election of the General Partner to dissolve the Partnership at any time with Major Decision Approval;

(b)                                 the election of the General Partner to dissolve the Partnership at any time if all or substantially all of the Partnership’s assets shall have been sold or disposed of or shall consist of cash; or

(c)                                  a decree of judicial dissolution in respect of the Partnership shall have been entered and become final; or

(d)                                 the failure of the Partners to continue the Partnership’s business pursuant to Section 3.9 within 90 days after the occurrence of an Event of Withdrawal in respect of the General Partner.

Within 90 days after the occurrence of an Event of Withdrawal in respect of the General Partner, the Partnership’s business may be continued by agreement of a majority in interest of all Limited Partners and Major Decision Approval if each of the conditions set forth in Section 3.9 is satisfied.  If the Limited Partners fail to continue the Partnership’s business as provided in this Section 11.1, then the Partnership shall be liquidated under Section 11.4.

11.2                           Accounting.  After the dissolution of the Partnership (without reconstitution) pursuant to Section 11.1, the books of the Partnership shall be closed, and a proper accounting of the Partnership’s assets, liabilities and operations shall be made by the General Partner, all as of the most recent practicable date.  The General Partner shall serve as the liquidator of the Partnership unless it fails or refuses to serve or the Partnership has been dissolved (without reconstitution) as a result of an Event of Withdrawal.  If the General Partner does not serve as the liquidator, then one or more other persons may be elected to serve by Major Decision Approval.  The liquidator shall have all rights and powers that the Act confers on any person serving in such capacity.  The expenses incurred by the liquidator in connection with the dissolution, liquidation and termination of the Partnership shall be borne by the Partnership.

11.3                           Liquidation.  As expeditiously as practicable, but in no event later than one year (except as may be necessary to realize upon any material amount of property that may be illiquid), after the dissolution of the Partnership (without reconstitution) pursuant to Section 11.1, the liquidator shall wind up the operations, business and affairs of the Partnership and liquidate the assets and properties of the Partnership.  The proceeds of such liquidation shall be applied in the following order of priority:

(a)                                  first, to payment of the expenses of the liquidation;

(b)                                 second, to payment of the liabilities and obligations of the Partnership to creditors of the Partnership (other than to Partners who are also creditors);

(c)                                  third, to payment of liabilities of the Partners who are also creditors (other than payments in respect of Partner loans);

(d)                                 fourth, to establish a reserve fund (which may be in the form of cash or other property, as the liquidator shall determine) for any and all other liabilities, including contingent liabilities, of the Partnership in a reasonable amount determined by the liquidator with Major Decision Approval to be appropriate for such purposes or to otherwise make adequate provision for such other liabilities;

(e)                                  fifth, to payment of the debts of the Partnership to the Partners in respect of Partner loans; and

(f)                                    thereafter, to the Partners in accordance with their respective positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

11.4                           Termination.  At the time final distributions are made in accordance with Section 11.4, a certificate of cancellation shall be filed in accordance with the Act, and the legal existence of the Partnership shall terminate.

11.5                           No Deficit Capital Account Restoration Obligation.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Partner who has a deficit balance in its Capital Account (after giving effect to all capital contributions, distributions and allocations for all periods, including the fiscal year during which the liquidation of the Partnership occurs), have any obligation to make any contribution to the capital of the Partnership or any other person for any purpose whatsoever, except as may be required by applicable law or in respect of any deficit balance resulting from a failure to contribute capital or a withdrawal of capital in contravention of this Agreement.

11.6                           Deemed Contribution and Distribution.  If the Partnership is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, but no Dissolution Event has occurred, then the Partnership’s property shall not be liquidated, the Partnership’s debts and other liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up.  Instead, solely for U.S. federal income tax purposes, the Partnership shall be deemed to have contributed all property and liabilities to a new limited partnership in exchange for an interest in such new limited partnership and, immediately thereafter, the Partnership shall be deemed to liquidate by distributing interests in the new limited partnership to the Partners.

11.7                           No Other Cause of Dissolution.  The Partnership shall not be dissolved, or its legal existence terminated, for any reason whatsoever except as expressly provided in this Article XI.

Article XII
Miscellaneous Provisions

12.1                           Representations of the Partners.  Each Partner represents and warrants to the Partnership and every other Partner that such Partner (i) understands and acknowledges that the interests in the Partnership have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or other jurisdiction; (ii) is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act); (iii) has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of purchasing the interests in the Partnership; (iv) is able to bear the economic risk of an investment in the interests in the Partnership for an indefinite period, including the risk of a complete loss of any such investment; and (v) is acquiring the interests in the Partnership for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof.  In addition to the foregoing representations and warranties, the Withdrawing General Partner and the Limited Partners (other than the Institutional Partners), jointly and severally, make to the General Partner and to the Institutional Partners each of the representations and warranties set forth on Exhibit C.

12.2                           Attorneys’ Fees.  If any dispute arises out of or relates to the subject matter hereof or the transactions contemplated hereby, then the prevailing party in such dispute shall be entitled to receive from the non-prevailing party all reasonable costs of investigation, litigation and appeal (including reasonable attorneys’ fees and disbursements) incurred by the prevailing party in connection therewith, in addition to any other relief to which the prevailing party may be entitled, whether at law, in equity or otherwise.

12.3                           Binding Effect.  Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective legal representatives, successors and permitted assigns.

12.4                           Construction.

(a)                                  The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  All references to “Articles,” “Sections,” “Exhibits” and “Schedules” contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, exhibits and schedules of or to this Agreement.  Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate.  No provision of this Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which any such party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.  If any notice, payment, closing or other action is to occur by the terms hereof on a day that is not a business day, then such action shall be taken on the next succeeding day that is a business day.

(b)                                 As used in this Agreement, the following words or phrases shall have the meanings indicated: (i) “affiliate” means, as to any specified person, any other person that directly, or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such specified person or, if such specified person is an individual, the spouse, sibling, parent, child or lineal descendent of such specified person; (ii) “business day” means any day other than Saturday, Sunday or any day on which banks in Dallas, Texas or the State in which the Project is located are required or authorized by law to be closed for business;

(iii) “control” (and, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise; (iv) “day” means a calendar day; (v) “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (vi) “include,” “including” or their derivatives means “including without limitation”; (vii) “laws” means statutes, regulations, rules, judicial orders and other legal pronouncements having the effect of law; (viii) “majority in interest of all Limited Partners” means Limited Partners whose Back-End Percentage Interests represent at least a majority of the Back-End Percentage Interests of all Limited Partners; (ix) “or” means “and/or”; (x) “person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or other form of business or legal entity or governmental entity; (xi) “transfer” means any assignment, bequest, exchange, gift, sale or other transfer or disposition, or any pledge, hypothecation, mortgage, granting of a security interest or other encumbrance, whether voluntarily or involuntary, or by operation of law, by contract or otherwise; and (x) “U.S.” means the United States of America.

12.5                           Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall constitute one and the same instrument.

12.6                           Entire Agreement.  This Agreement constitutes the entire agreement among the Partners in respect of the subject matter hereof and supersedes all prior agreements and understandings, if any, among them in respect of such subject matter.

12.7                           Expenses.  The Partnership shall bear and reimburse the General Partner and each Institutional Partner for all of the reasonable expenses (including fees and disbursements of its counsel) incurred by or on behalf of it in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

12.8                           Further Assurances.  Each Partner shall execute and deliver all such further and additional instruments and agreements and shall take all such further and additional actions, as may be reasonably necessary to (i) evidence or carry out the provisions of this Agreement or to consummate the transactions contemplated hereby or (ii) enable the Partnership or any Partner to comply with the requirements of any applicable law.

12.9                           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws).

12.10                     Jurisdiction; Venue.  Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the transactions contemplated hereby can only be brought in federal court sitting in the Northern District of Texas or, if such court does not have jurisdiction, any district court sitting in Dallas County, Texas.  Each Partner hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

12.11                     Notices.  All notices, requests, demands, consents, votes, approvals, waivers and other communications required or permitted hereunder shall be effective only if in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by U.S. certified or registered mail, postage prepaid and return receipt requested, or (iv) by facsimile, if to the Partners, at the addresses or facsimile numbers set forth on Schedule I, and if to the Partnership, at the address of its principal place of business referred to in Section 1.3, or to such other address or facsimile number as the Partnership or any Partner shall have last designated by notice to the Partnership and all other parties hereto in accordance with this Section 12.11.  Notice shall be deemed given, received and effective on:  (i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by certified or registered mail, the third day after being so mailed if posted with the U.S. Postal Service; and (iii) if given by facsimile, the date on which the facsimile is transmitted if confirmed by transmission report during the transmitter’s normal business hours, or at the beginning of the next business day after transmission if confirmed at any time other than the transmitter’s normal business hours.  Any person entitled to notice may change any address or facsimile number to which notice is to be given to it by giving notice of such change of address or facsimile number as provided in this Section 12.11.  The inability to deliver notice because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made.  Notwithstanding the foregoing provisions of this Section 12.11, routine communications including distribution checks, financial statements and reports of the Partnership may be sent by first-class mail, postage prepaid.

12.12                     Public Statements.  The Partners shall consult with each other before issuing any press release or making any public statement in respect of the Project Owner, the Project, this Agreement or the transactions contemplated hereby and, except for any press release or public statement the making of which is required or deemed advisable by any Institutional Investor or its counsel to be made to such Institutional Partner’s affiliates, agents, attorneys, representatives, consultants, prospective lenders, current and prospective investors and their advisors and current and prospective financial partners in connection with financial reporting, securities disclosures or other legal, tax or financial requirements or guidelines applicable to such Institutional Investor or its respective affiliates, including any disclosures required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

12.13                     No-Recourse.  Notwithstanding any other provision of this Agreement to the contrary, no Partner nor any person acting on its behalf shall assert any claim or cause of action against any controlling person, officer, director, partner, manager, member, agent, employee or other representative of any of Institutional Partner in connection with, arising out of or relating to this Agreement or the transactions contemplated hereby.

12.14                     Remedies Cumulative.  Any rights and remedies provided for herein are cumulative and are not exclusive of any rights or remedies that may be available to any Partner whether at law, in equity or otherwise.

12.15                     Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid under the applicable law of any jurisdiction, then the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby.  In addition, if any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such law.  Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

12.16                     Third-Party Beneficiaries.  Except as expressly provided in Article V, nothing express or implied in this Agreement, is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective successors and permitted assigns any right, benefit or remedy under or by reason of this Agreement.

12.17                     Waiver of Jury Trial.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.18                     Waiver of Partition.  Each Partner hereby irrevocably waives all rights that it may have to maintain an action for partition of any of the Partnership’s property.

* * * * *

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE(S) FOLLOWS.

IN WITNESS WHEREOF, the undersigned Partners have executed and delivered this Agreement as of the Effective Date.

GENERAL PARTNER:

BEHRINGER HARVARD BAILEYS GP, LLC

By:	/s/ Mark T. Alfieri
Name:	Mark T. Alfieri
Title:	Chief Operating Officer

LIMITED PARTNERS:

BEHRINGER HARVARD BAILEYS REIT, LLC

By:	Behringer Harvard Baileys Venture, LLC,
its manager

	By:	Behringer Harvard Baileys, LLC,
its manager

		By:	/s/ Mark T. Alfieri
		Name:	Mark T. Alfieri
		Title:	Chief Operating Officer

Amended and Restated Limited Partnership Agreement

Signature Page(s)

BREOF BAILEYS LLC

By:	/s/ David Arthur
Name:	David Arthur
Title:	President and Chief Executive Officer

Amended and Restated Limited Partnership Agreement

Signature Page(s)

FF INVESTORS III-EAST LLC

By:	FF Properties, Inc.,
its manager

	By:	/s/ Ted R. Bradford
	Name:	Ted R. Bradford
	Title:	Senior Vice President

Amended and Restated Limited Partnership Agreement

Signature Page(s)

EXECUTION FOR A LIMITED PURPOSE

The undersigned joins in the execution of this Agreement to evidence its consent and agreement to the provisions of Section 12.1.

WITHDRAWING GENERAL PARTNER:

FF BAILEYS LLC

By:	FF Properties, Inc.,
its manager

	By:	/s/ Ted R. Bradford
	Name:	Ted R. Bradford
	Title:	Senior Vice President

Amended and Restated Limited Partnership Agreement

Signature Page(s)

EXHIBIT A

to

Amended and Restated Limited Partnership Agreement

MAJOR DECISIONS

1.                                      The approval of and any modifications to any Operating Budget (other than an expenditure for a nondiscretionary expense); provided, however, that BREOF Partner’s consent or approval with respect to the matters described in this paragraph 1 shall not be unreasonably withheld, conditioned or delayed.

2.                                      With respect to the Project Owner or the Partnership, (i) the making of a general assignment for the benefit of creditors, (ii) the filing of a voluntary petition in bankruptcy, (iii) the filing of a petition or answer seeking for itself, any reorganization, arrangement, composition, readjustment, dissolution, liquidation, or similar relief under any bankruptcy or debtor relief law, (iv) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding brought against it, or (v) the seeking, consenting to, or acquiescence in the appointment of a trustee, receiver, or liquidator of the Partnership or of all or any substantial portion of its properties.

3.                                      The acquisition by the Project Owner or the Partnership of any land, improved or unimproved real property or any improvements thereon or interest therein other than the Land, other than any de minimus amounts of land ancillary to and necessary or beneficial for the operation of the Project.

4.                                      The (i) incurrence by the Project Owner of any additional indebtedness for borrowed money (i.e., other than indebtedness incurred on or before the Effective Date), including, without limitation, debt financings, refinancings, hedging transactions, the approval of any applicable loan documentation for such additional indebtedness, financings, refinancings (including any refinancing of the Senior Loan), or transactions and other terms thereof (or the approval of any amendment, modification or supplement thereto) or the retention of any broker, finder or similar agent by or on behalf of the Project Owner or the Partnership in connection with such additional indebtedness, financings, refinancings, or transactions; or (ii) amendment or modification of the Senior Loan documents.

5.                                      The sale, exchange, mortgage, encumbrance or other transfer or disposition of all or any portion of the Project except for the replacement of furniture, fixtures and equipment in the ordinary course of business following completion of the Project in accordance with the Operating Budget.

6.                                      Entering into, amending, modifying, terminating or renewing any lease of space in the Project except residential tenant leases in the ordinary course of business; provided, however, that BREOF Partner’s consent or approval with respect to the matters described in this paragraph 6 shall not be unreasonably withheld, conditioned or delayed.

7.                                      Settling any proceeding or entering into any other agreement with respect to an actual or threatened condemnation.

8.                                      The initiation, defense, adjustment, settlement or compromise of any claim, action, suit or judgment by or against the Project Owner or the Partnership involving an amount in excess of $75,000 or any claim for equitable relief other than initiating actions to collect rentals and other amounts payable under leases affecting the Project or to dispossess any occupant or the Project who is in default.

9.                                      Entering into, amending, modifying, terminating or renewing any construction, design, service, maintenance, employment or contractor agreement that (i) is not terminable without penalty on not more than 30 days’ notice and (ii) together with all agreements for which expenditures thereunder are included in the same Operating Budget line item, provide for aggregate payments in excess of the amounts set forth in the most recent Operating Budget for such services; provided, however, entering into any construction or design contracts for initial construction of the Project having a contract sum of $100,000 or less shall not be a Major Decision.

10.                                The voluntary dissolution, liquidation, or termination of the Project Owner or the Partnership.

11.                                Lending or advancing money to, or guarantying any debt, liability, or obligation of, any other natural person or entity.

12.                                Consenting to or otherwise approving any transfer of all or any portion of an interest in the Project Owner or the Partnership unless such transfer is expressly permitted by the provisions of this Agreement.

13.                                Establishing reserves as contemplated in the definition of Distributable Cash to the extent such reserves exceed $250,000.

14.                                Any material change in the purpose or character of business of the Project Owner or the Partnership.

15.                                The sale or agreement to sell all or substantially all of the assets or business of the Project Owner or the Partnership, or the merger, interest exchange, conversion, or combination of the Project Owner or the Partnership with or into any other entity.  For the avoidance of doubt, the exercise of any rights in respect of the Call Right or any Tag-Along Transaction shall not be a Major Decision.

16.                                The taking of any action that would cause the Project Owner or the Partnership to become a general partner of any entity.

17.                                Entering into, giving or granting any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security interests (other than in connection with any equipment leases or personal property that is financed in the ordinary course of business), or otherwise encumbering the Project, any portion thereof, or any other Project Owner or Partnership property, other than residential tenant leases of the Project entered into in the ordinary course of business, easements and materialmen’s liens granted in the ordinary course of business (including, without limitation, during construction upon the Project) and other immaterial and routine encumbrances necessary or beneficial to the operation of the Project.

18.                                Commingling the funds of the Project Owner or the Partnership with the funds of any other natural person or entity.

19.                                Except as expressly provided in this Agreement, admitting any natural person or entity as a new partner or member of the Project Owner or the Partnership or issuing or selling any membership, partnership or other equity interests in the Project Owner or the Partnership.

20.                                The engagement in any transaction between or among the Project Owner or the Partnership, on the one hand, and the General Partner or any affiliate of the General Partner, on the other hand, other than as expressly contemplated by or permitted in this Agreement;

21.                                Any amendment, repeal, or restatement of the Certificate, the certificates of organization of the Project Owner, this Agreement or the limited liability company of the Project Owner other than in connection with rights granted to the General Partner in this Agreement.

22.                                Filing any federal, state or local tax return or amendment thereto on behalf of the Project Owner or the Partnership.

23.                                Changing the elections or choices of methods of reporting income or loss for federal or state income tax purposes provided for in this Agreement unless required under applicable law.

24.                                Selecting or changing the auditors of the Partnership.

25.                                Consenting to any material re-zoning or subdivision of the Land or any other material change in the legal status thereof not otherwise consistent with management and development of the Project.

26.                                Introducing or permitting to be introduced any environmentally harmful substance or material to the Project (or portion thereof) which was known at the time to be environmentally harmful (except for lawful introductions of any such substance or material).

27.                                Making any decision regarding any material environmental matter relating to the Project (i.e., any matter that would required to be reflected in the a Phase I environmental site assessment, soils report or other environmental or engineering report, that would increase compliance costs for the Project or that would expose the Partnership or the Project Owner to liability), including, without limitation, the adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials.

28.                                In the event of fire, other casualty or partial condemnation of the Project where the cost of repair exceeds 10% of the value of the Project immediately prior to such casualty or condemnation, to determine whether to construct or reconstruct improvements unless such construction or reconstruction is required under the terms and provisions of any lease, mortgage or security deed affecting the damaged or condemned portion of the Project.

29.                                Releasing, compromising, assigning or transferring any material claims of or any material rights or benefits of the Project Owner or the Partnership.

30.                                Making any distributions to the Partners other than as expressly contemplated in this Agreement.

31.                                Making any investment in any natural person or entity or business or directly or indirectly acquiring any securities or other ownership interests in any natural person or entity other than the Project Owner.

32.                                Increasing the capital requirement of any Partner.  For the avoidance of doubt, a request by the General Partner for additional capital contributions and the making of additional capital contributions by any Partner as provided in Section 2.2 through 2.4 of this Agreement, as applicable, are not Major Decisions.

EXHIBIT C

to

Amended and Restated Limited Partnership Agreement

REPRESENTATIONS AND WARRANTIES OF

WITHDRAWING GENERAL PARTNER AND DEVELOPER PARTNER

The Withdrawing General Partner and the Developer Partner (collectively, the “Representing Parties”), jointly and severally, make to the General Partner and to the Institutional Partners, as of the Effective Date, each of the following representations and warranties:

1.                                      Each of the Representing Parties is duly formed and validly existing as a corporation, limited partnership or limited liability company, as the case may be, under the laws of the State of its organization with power and authority to enter into this Agreement and to perform its obligations under this Agreement and the other agreements described or contemplated in this Agreement.

2.                                      No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental instrumentality or any other natural person or entity is required to be made, obtained or given by such Representing Party in connection with the execution and delivery of this Agreement.

3.                                      The execution, delivery and performance of this Agreement by each Representing Party will not conflict with, or with or without notice or the passage of time or both, result in a breach of, any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, loan agreement or instrument to which such Representing Party is a party or by which such Representing Party or any of its properties is bound, any applicable law or regulation, or any judgment, order, or decree of any court entered against such Representing Party or any of its properties.

4.                                      This Agreement has been duly executed and delivered by each Representing Party and constitutes a legal, valid and binding obligation of such Representing Party, enforceable against such Representing Party in accordance with the terms hereof, except as enforceability hereof may be limited by bankruptcy, insolvency or reorganization laws or by applicable principles of equity.

5.                                      There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or proceedings under any other debtor relief laws contemplated by or, to the knowledge of any Representing Party, pending or threatened against any Representing Party.

6.                                      None of the Representing Parties or any of their respective affiliates have granted any rights, options, rights of first refusal or any other agreements of any kind, which are currently in effect, to purchase or to otherwise acquire the Project or any part thereof or any interest therein.

7.                                      The Land as it presently exists is zoned for use and operation as a multi-family residential community without relying for compliance upon a variance or a preexisting, nonconforming use.  None of the Representing Parties has made any application for variance or change in zoning which is pending.

8.                                      To the best of the knowledge of the Representing Parties, the Project does not fail to conform to any law or regulation.  None of the Representing Parties has received notice, written or otherwise, from any federal, state, municipal or other governmental instrumentality requiring the correction of any condition with respect to the Project, or any part thereof, by reason of a violation of any law or regulation or otherwise.

9.                                      None of the Representing Parties has received notice of, or has any other knowledge or information of, any pending or contemplated condemnation action with respect to the Project, or any part thereof.

10.                                The complete set of plans and specifications (the “Plans and Specifications”) prepared for the Project by CNK and Associates, the architect for the Project, will not violate any restriction, condition or agreement contained in any easement, restrictive covenant or similar instrument or agreement affecting the Project or any part thereof.  Upon completion of construction in accordance with the Plans and Specifications, the Project will be suitable for the purposes for which it is intended.

11.                                [Intentionally Deleted].

12.                                None of the Representing Parties, the Project Owner or the Partnership has received written notice of, and the Representing Parties do not have any other actual knowledge or information of, any proposed change in the valuation of the Project for real estate taxes from that assessed for the current assessment period, nor do the Representing Parties have any other actual knowledge or information of any pending action or proceeding designed to levy any special assessment against the Project.  None of the Representing Parties, the Project Owner or the Partnership has received written notice of, and the Representing Parties do not have any other actual knowledge or information of, any possible future improvements by a governmental instrumentality, any part of the cost of which is proposed to be assessed against the Project (other than through inclusion in general real estate tax levies).  To the best of the knowledge of each Representing Party, no action is pending to seek an increase in or reduction of real estate taxes.

13.                                None of the Representing Parties, the Project Owner or the Partnership has received, and the Representing Parties do not have any other knowledge or information of, any notice from any insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to the Project or requiring an increase in the insurance rates applicable to the Project.  To the knowledge of each Representing Party, the Project complies with the requirements of all insurance carriers providing insurance therefor.

14.                                None of the Representing Parties, the Project Owner or the Partnership has received written notice, and the Representing Parties do not have any other actual knowledge or information, of any pending or threatened judicial or administrative action, of any action pending or threatened by adjacent landowners or other persons, or of any natural or artificial condition upon or affecting the Project, or any part thereof, any of which would result in any material change in the condition of the Project, or any part thereof, or in any way limit or impede the development of the Project.

15.                                All water, sewer, gas (if any), electric, telephone and drainage facilities and other utilities required by law for the normal and proper operation of the Project are, or upon completion of the Project in accordance with the Plans and Specifications will be, installed to the property line and are, or upon completion of the Project in accordance with the Plans and Specifications will be, connected with valid permits and in good repair, condition and working order.  Such utilities will be adequate to serve the Project and to permit full compliance with all requirements of law.  To the best of the knowledge of each Representing Party, all utilities serving or to serve the Project enter or will enter it through currently effective public or private easements.  To the best of the knowledge of each Representing Party, no fact or condition exists which would result in the termination of such utility services to the Project.

16.                                The Project has direct access to all streets and roadways abutting the Project, all of which are completed and, to the knowledge of each Representing Party, dedicated streets and roadways that, to the knowledge of each Representing Party, have been accepted for public maintenance by the appropriate governmental instrumentality.  All applicable governmental authorities have approved vehicular and pedestrian ingress to and egress from the Project that is adequate for the normal and proper operation of the Project.  To the knowledge of each Representing Party, no fact or condition exists which would result in the termination of such ingress and egress.

17.                                To the best of the knowledge of each Representing Party, no portion of the Project is situated in an area designated by the Secretary of the United States Department of Housing and Urban Development (or by any other federal, state, municipal or other governmental instrumentality) as having special flood or mudslide hazards.

18.                                To the best of the knowledge of each Representing Party, there are no unrecorded reciprocal easement agreements affecting the Project, except as may be indicated in the owner’s policy of title insurance obtained in connection with the construction loan for the Project.

19.                                To the best of the knowledge of each Representing Party, there are no conditions which are in noncompliance with environmental laws or regulations with respect to the Land.  To the best of the knowledge of each Representing Party, no permits, consents, licenses, certificates, approvals, registrations and authorizations in connection with environmental matters (collectively, the “Permits”) are required by any law or regulation with respect to the Land.  To the best of the knowledge of each Representing Party, except as provided in that certain Phase I Environmental Site Assessment dated December 20, 2006, ECS Project No. 9730-D for FF Development, LP (“Report”) all operations on or at the Land are and have been conducted in compliance with applicable environmental laws and regulations.  None of the Representing Parties has received any notification from any governmental instrumentality seeking any information or alleging any violation of any law or regulation with respect to any conditions on the Land, or on any real property within the vicinity of the Land, subject to regulation under applicable environmental laws or regulations.  None of the Representing Parties has caused or permitted, nor has any actual knowledge of, any release of any hazardous materials on-site or, to the extent involving hazardous materials generated or processed on-site, off-site of the Land.  To the best of the knowledge of each Representing Party, the Project (and all uses thereof and operations conducted thereon) complies with all Permits, and no hazardous materials are located on, in or under the Project.  To the best of the knowledge of each Representing Party, no condition, circumstance, or set of facts directly or indirectly applicable to the Land constitutes or could reasonably be deemed to constitute a hazard to health, safety, property or the environment for which any of Representing Parties is or may be liable, or which is, or with the passage of time, could become a claim or noncompliance under environmental laws or regulations.

20.                                Except as provided in the Report, to the best of the knowledge of each Representing Party, there is not now, nor has there been in the past, any asbestos or asbestos-containing materials located on, incorporated in, or otherwise contained in the Project or any portion thereof, and, to the best of the knowledge of each Representing Party, there are not now, and have not in the past been, any underground storage tanks or similar facilities located on the Project or any portion thereof.

21.                                There are no actions, suits or proceedings pending or, to the knowledge of each Representing Party, threatened against each Representing Party affecting any portion of the Project or its use as a multi-family residential project, at law or in equity or before or by any federal, state, municipal or other governmental instrumentality.

22.                                To the extent that after the date hereof (i) the Partnership owns any interest, directly or indirectly, in any entity in which the Partnership did not have such ownership interest on or prior to the date hereof, or (ii) any Representing Party owns an interest in Partnership, directly or indirectly, through an entity that did not own an interest in the Partnership on or prior to the date hereof, the foregoing representations and warranties shall bind the Representing Parties with respect to such entity with the same force and effect that they bind the Representing Parties with respect to the Partnership.

EXHIBIT D

to

Amended and Restated Limited Partnership Agreement

ARBITRATION PROCEDURE

(1)                                  The Partner (the “Initiating Partner”) delivering an Arbitration Notice and the Partner receiving the Arbitration Notice (the “Non-Initiating Partner”) shall attempt to agree, within 21 days after the delivery of the Arbitration Notice upon the appointment of one arbitrator to resolve the matter.  If an agreement on a single arbitrator is not be reached within such 21-day period, then the Initiating Partner and the Non-Initiating Partner each shall appoint one arbitrator within 15 days after the expiration of such 21-day period and shall specify the name and address of their respective arbitrator to the other party prior to the expiration of such 15-day period; provided, however, that if any Partner fails to specify the name and address of its selected arbitrator within such 15-day period, then the other Partner may give such failing Partner notice, and if within seven days after such notice the failing Partner still has not specified an arbitrator, then the arbitrator selected by the other Partner(s) shall act as the arbitrator as if all parties had agreed to the appointment of such arbitrator to resolve the determination of the BREOF Mark to Market Price.

(2)                                  If two arbitrators are selected, then the arbitrators shall appoint a third arbitrator within 15 days after their appointment.  If the arbitrators are unable to agree upon a third arbitrator within such 15-day period, then the third arbitrator shall be appointed as soon as reasonably practicable thereafter by a court of competent jurisdiction residing in the county in which the Project is situated, subject to the qualification requirements set forth below.  In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed as a replacement, which appointment shall be made in the same manner as set forth above.  Immediately after the selection of the final arbitrator, the arbitrators shall meet and, within 21 days after the complete selection of the arbitrators, endeavor to determine the BREOF Mark to Market Price.

(3)                                  Within 15 days after the selection of all arbitrators, the Initiating Partner and the Non-Initiating Partner shall submit to the arbitrators such party’s proposed BREOF Mark to Market Price, as well as all other economic terms relevant to the determination of the BREOF Mark to Market Price, together with reasonable evidence supporting such proposed BREOF Mark to Market Price.  The arbitrators shall select the proposed BREOF Mark to Market Price submitted by one of the parties, whichever proposal the arbitrators deem to be the most nearly correct according to the definitions, terms and requirements set forth in this Agreement, with no compromise.  The power of the arbitrators shall be exercised by the concurrence of a majority, except that if only one arbitrator is required, the decision of such arbitrator shall govern.  The proposed BREOF Mark to Market Price selected by the arbitrator(s) shall be the BREOF Mark to Market Price.  The determination of the arbitrator(s) shall be final and non-appealable, shall be binding on all Partners and may be enforced in any court of competent jurisdiction.

(4)                                  Each arbitrator shall have the authority to request additional facts or evidence from each of the parties and, if any arbitrator so requires, a hearing to present the same.  In the event of such a hearing, rules of evidence applicable to state court judicial proceedings in civil district courts in Dallas, Texas shall govern; provided, however, that evidence will be admitted or excluded in the sole discretion of the arbitrator(s).  The arbitrator(s) shall resolve the controversy and shall execute and acknowledge its (or their) decision, together with a brief statement describing the rationale for such decision, in writing and simultaneously deliver a copy thereof to each of the parties personally or by registered or certified mail, return receipt requested.  If the arbitrator(s) fail(s) to reach an agreement during such 21-day period (as may be extended in accordance with the next sentence), then the arbitrator(s) shall be discharged, and new arbitration proceedings shall commence, with new arbitrators being appointed in the same manner as

D-1

set forth above.  By agreement in writing, the Initiating Partner and the Non-Initiating Partner may extend the time to reach agreement either before or after the expiration thereof up to a maximum of 30 additional days.  The periods within which the arbitrators must act are not jurisdictional.

(5)                                  Each arbitrator shall (A) be an independent appraiser licensed under the laws of the state in which the Project is located, and (B) have been actively and continuously engaged in appraising multi-family rental communities as an MAI appraiser familiar with the applicable sub-market of the Project for not less than the previous five years.  The arbitrators selected by the Initiating Partner and the Non-Initiating Partner shall be instructed that they are neutral arbitrators and shall not have any ex parte communication with the appointing party and may not be appraisers that consulted with the Initiating Partner or the Non-Initiating Partner in negotiations regarding the BREOF Mark to Market Price prior to the submission of the BREOF Mark to Market Price proposals to arbitration.  In addition, any additional arbitrator shall be an independent appraiser having no relationship representing the Initiating Partner, the Non-Initiating Partner or their respective affiliates during the immediately preceding 365-day period prior to selection.

(6)                                  Each party to the arbitration proceeding shall bear its own costs and the costs of the arbitrator it appoints.  The cost of any additional arbitrator (or the single arbitrator if only one arbitrator is required) shall be split equally between the Initiating Partner and the Non-Initiating Partner.

D-2

EXHIBIT E

to

Amended and Restated Limited Partnership Agreement

BUY/SELL PROCEDURE

If any Partner institutes the provisions of this Exhibit E, then the following shall apply.

(a)                                  The Partner that initiates the provisions of this Exhibit E by making an offer to the other Partners as described below (the “Buy-Sell Offer”) is referred to as the “Offeror” and each other Partner is referred to as the “Offeree”; provided that if there is more than one Offeree, the Offerees shall collectively constitute the “Offeree Group”, which shall be treated as one Partner (i.e., one Offeree) for purposes of this Exhibit E, and such Partners must act as a group with regard to all decisions or elections to be made by pursuant to this Exhibit E.  If the General Partner or BH Partner is the Offeror, then the General Partner and BH Partner shall comprise the “Offeror Group”, which shall be treated as one Partner (i.e., one Offeror) for purposes of this Exhibit E, and such Partners must act as a group with regard to all decisions or elections to be made by pursuant to this Exhibit E.  Any such decisions or elections to be made pursuant to this Exhibit E by any Partners comprising the Offeror Group or the Offeree Group, as applicable, shall be made by a majority of the Back-End Percentage Interests of the Offeror Group or the Offeree Group, as applicable.  References in this Exhibit E to Offeror or Offeree shall be deemed to refer to Offeror Group or Offeree Group, as the context may require.  If the provisions of this Exhibit E are initiated, then the General Partner shall transfer all of its Capital Account to BH Partner, except that the General Partner shall retain a portion of its Capital Account necessary to maintain a 1% Back-End Percentage Interest, and upon such transfer the Back-End Percentage Interests of the General Partner and BH Partner shall be adjusted accordingly.  If the closing of a purchase under this Exhibit E does not close, then BH Partner may transfer all or any portion of the Capital Account assigned from the General Partner back to the General Partner.

(b)                                 The Buy-Sell Offer shall (i) be in writing and be signed by the Offeror, and (ii) specify the cash purchase price (the “Purchase Price”) on which the Offeror would purchase all of the assets of the Project Owner and as if such assets were free and clear of all liens, claims and encumbrances.  The General Partner shall promptly provide any books, records, contracts and other data or information regarding the Partnership, the Project Owner or the Project that a Partner may reasonably request with respect to analyzing the potential consequences of accepting or rejecting a Buy-Sell Offer under this Exhibit E.

(c)                                  A copy of the Buy-Sell Offer shall be delivered to the General Partner who shall, within 15 days, determine and notify each Offeree as to the amount that Offeree would receive as a Partner (the “Offeree Value”) and the amount the Offeror would receive as a Partner (the “Offeror Value”) in respect of its interest in the Partnership if (i) all of the Project Owner’s and the Partnership’s assets were sold for the Purchase Price, and (ii) the Project Owner and the Partnership (A) discharged all outstanding liabilities and indebtedness to which the Project, the Project Owner and the Partnership were subject (including the outstanding principal, interest and prepayment premiums (if any) of the construction loan); and (B) repaid all Partner loans; and (iii) after giving effect to the preceding clauses (A) and (B), the Developer Partner received its Buy/Sell Net Profits Payment and the resulting Distributable Cash of the Partnership were distributed in accordance with Section 6.1 immediately prior to the closing of the purchase of the interest in the Partnership, after giving effect to all capital contributions, distributions and allocations for all periods.  Contemporaneously with the delivery of the notice of Offeree Value and Offeror Value, the General Partner shall notify each Offeree of any Guaranteed Indebtedness that is scheduled to mature before the anticipated Buy/Sell closing date.  Upon delivery of such maturity notice, the Buy/Sell procedure in this Exhibit E shall be held in abeyance until the Partners resolve pursuant to the provisions of this Agreement whether to modify, extend or re-finance the Guaranteed Indebtedness that is scheduled to mature.  As used herein, “Buy/Sell Net Profits Payment” means 50% of the net Distributable Cash remaining to be distributed from a hypothetical sale of the Project and distribution of proceeds from that sale assuming: (i) the Partnership sold the Project for the Purchase Price and (ii) the Partnership (A) paid reasonable and customary closing and transaction costs that would be payable in an arms-length sale of the Project; (B) discharged all outstanding liabilities and indebtedness to which the Project, the Project Owner and the Partnership were subject (including the outstanding principal, interest and prepayment premiums (if any) of the construction loan); (C) repaid all Partner loans; and (D) distributed to the Partners the amounts payable pursuant to Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d)

(d)                                 Each Offeree shall have the right, exercisable by delivery of notice (the “Election”) to the Offeror within 30 days from the receipt of the Buy-Sell Offer, to elect either to:

(i)                                     Sell to the Offeror all of the Offeree’s right, title and interest in and to its interest in the Partnership for a cash purchase price equal to the Offeree Value; or

(ii)                                  Purchase all of the Offeror’s right, title and interest in and to its interest in the Partnership for a cash purchase price equal to the Offeror Value.

Failure of the Offeree to give the Offeror notice of the Offeree’s Election shall be deemed, upon the expiration of such 30-day period, to be an Election to sell under this subparagraph (d).

(e)                                  Within 15 days following the Election (or the date a deemed Election has been made), the party purchasing the interests of the other (the “Purchaser”) shall deliver into escrow with a title company mutually satisfactory to the Purchaser and the party who is the seller (the “Seller”) $1,000,000 in cash (the “Deposit”) to serve as a good faith deposit.  At closing, the Deposit shall be returned to the Purchaser.  Notwithstanding the foregoing, if the Purchaser was previously a Defaulting Purchaser, the amount of the Deposit under this provision shall be 150% of the amount delivered as the Deposit in the last transaction where the Purchaser was a Defaulting Purchaser.  At closing, the Seller shall assign all of its Partnership Interests to the Purchaser by written assignment with full warranty of title in a form reasonably acceptable to the Purchaser.  The Seller shall convey its Partnership Interests free and clear of all liens, claims, and encumbrances, and the Seller shall execute and deliver to the Purchaser all documents which may be required to give effect to the sale and purchase of such Partnership Interests.  If there is more than one Purchaser purchasing the interests of the Seller(s), then unless such Purchasers otherwise agree between or among themselves, the aggregate interests being purchased, the aggregate price for those interests and the aggregate amount of the Deposit each shall be allocated between or among the Purchasers according to their respective Back-End Percentage Interests.

(f)                                    The closing of a purchase under this Exhibit E will be held at the Partnership’s principal office and shall take place on the date 45 days after the Offeree’s Election or deemed Election or as otherwise agreed by the Offeror and Offeree.  At the closing, the Purchaser shall pay to the Seller the purchase price (being, as applicable, either the Offeror Value or the Offeree Value).  The closing of a purchase under this Exhibit E will be held in abeyance for not more than 60 days to afford the Partners time to seek any lender consent required for the transfer of the General Partner’s interest under this Exhibit E.  The Partners shall use commercially reasonable efforts to obtain such lender’s consent.  If such consent is not obtained within such 60-day period, then the purchase under this Exhibit E shall be adjourned without prejudice or penalty to any Partner, the Deposit shall be returned to the Purchaser, and the provisions of this Exhibit E shall remain in effect and may be exercised as provided in this Agreement.

(g)                                 If the Purchaser fails to purchase the interests of the Seller in accordance with this Exhibit E for any reason other than the Seller’s default or the failure or inability to obtain the consent of lender as provided in subparagraph (f) of this Exhibit E, the Seller, as the sole and exclusive remedy on account thereof, shall receive the Deposit as liquidated damages.  If there is more than one Purchaser and any such Purchaser defaults (so that Seller would be entitled to receive the Deposit as liquidated damages), the non-defaulting Purchaser(s) shall have the right, but not the obligation, to cure such default as between the Purchaser(s) and Seller(s), at any time within five days after the scheduled closing date, by acquiring the entire interests of Seller(s) for its or their own account (and not for any defaulting Purchaser) and, in such event, shall have the right to apply each defaulting Purchaser’s share of the Deposit towards the purchase price without compensation to any defaulting Purchaser as liquidated damages for such default.  If the Seller refuses to consummate the sale of its interests in accordance with this Exhibit E, the Purchaser shall have, as its sole remedy on account thereof, the right to enforce specific performance.  If the Purchaser fails to purchase the interests of the Seller in accordance with this Exhibit E, the Purchaser shall be a “Defaulting Purchaser” for the purposes of subparagraph (e) of this Exhibit E.

(h)                                 No Buy-Sell Offer may be made until all periods for making elections and performing obligations under any previous Buy-Sell Offer pursuant to this Exhibit E shall have terminated.

(i)                                     From and after the date on which a Buy-Sell Offer has been delivered until the Buy-Sell closing date, the General Partner shall not sell or enter into a binding contract to sell (or permit the Project Owner to sell or to enter into a binding contract to sell) all or any portion of the Project, enter into any material binding agreement with respect to the Partnership, the Project Owner or the Project or make any new financing commitments on behalf of the Partnership or the Project Owner.  The General Partner shall keep the other Partners fully informed as to the status of the Partnership’s affairs through the Buy-Sell closing date.

EXHIBIT F

to

Amended and Restated Limited Partnership Agreement

CALL RIGHT

If the General Partner or BH Partner (as applicable, the “Calling Partner”) institutes the provisions of this Exhibit F, then the following shall apply.

(a)                                  At any time the Calling Partner may deliver to Developer Partner a notice (the “Call Notice”) that the Calling Partner is exercising its rights pursuant to this Exhibit F.  Within ten days after delivery of the Call Notice, or such longer period as may be specified by the Calling Partner in the Call Notice, the Calling Partner shall purchase, and Developer Partner shall sell to the Calling Partner, all of the Partnership interest of the Developer Partner in the Partnership (the “Called Interest”).  At the closing of the purchase and sale of the Called Interest: (i) the Calling Partner shall pay to Developer Partner the purchase price of $10.00; (ii) Developer Partner shall assign the Called Interest to the Calling Partner, free and clear of all liens, claims and encumbrances, pursuant to an assignment agreement prepared by the Calling Partner and reasonably acceptable to Developer Partner; (iii) Developer Partner shall execute and deliver to the Calling Partner all documents which may be required to give effect to the sale and purchase of the Called Interest to the Calling Partner; and (iv) the General Partner shall cause the Partnership to enter into a profits participation agreement (the “Profits Participation Agreement”) with Developer Partner or an affiliate designated by Developer Partner.  If requested by the General Partner, BREOF Partner shall join in the execution of the Profits Participation Agreement to evidence its consent thereto and approval thereof.

(b)                                 The Profits Participation Agreement shall be prepared by the General Partner on behalf of the Partnership and shall be subject to the reasonable approval of Developer Partner or its designated affiliate, as applicable, and of the BREOF Partner.  The Profits Participation Agreement shall provide that the Partnership shall pay to Developer Partner or such designated affiliate: (i) the Deferred Affiliate Fees in the amounts and at the times provided in the Agreement as if Developer Partner had continued as a Limited Partner in the Partnership; and (ii) payments in cash equal to the amount the distributions, if any, pursuant to Sections 6.1 (including any amount payable pursuant to Section 8.11) and 11.3 that Developer Partner would have received if Developer Partner had continued as a Limited Partner in the Partnership (“Hypothetical Distributions”).  The Profits Participation Agreement shall provide that the General Partner shall cause the Partnership to make any Hypothetical Distributions within 30 days after each date on which distributions are made to the Partners pursuant to Sections 6.1 and 11.3 to the extent Developer Partner would have been entitled to any contemporaneous distribution pursuant to Sections 6.1 (including any amount payable pursuant to Section 8.11) and 11.3.

F-1

BEHRINGER HARVARD BAILEYS INVESTORS, L.P.

SCHEDULE I

Partner and Address	Capital Contribution		Back-End Percentage Interests
General Partner:
Behringer Harvard Baileys GP, LLC 15601 Dallas Parkway, Suite 600 Addison, Texas 75001 Facsimile No.: (214) 655-1610 Attention: Mark T. Alfieri	$29,117,514	(1)	43.86%

Limited Partners:
FF Investors III East LLC 2045 Highway 360, Suite 250 Grand Prairie, Texas 75050 Facsimile No.: (214) 574-1301 Attention: Ted R. Bradford	$2,951,756	(2)	4.45%

BREOF Baileys, LLC BCE Place, Suite 300 181 Bay Street, P.O. Box 762 Toronto, Ontario M5J 2T3 Facsimile No.: (416) 365-9642 Attention: David Arthur	$11,807,025	(3)	17.79%

Behringer Harvard Baileys REIT, LLC 15601 Dallas Parkway, Suite 600 Addison, Texas 75001 Facsimile No.: (214) 655-1610 Attention: Mark T. Alfieri	$22,501,858	(4)	33.90%
Total All Partners:	$66,378,153		100.0%

Section 2.10(a)

BH-Funded Accrued Development Fee:   $195,521

(1) $28,826,339 is Undistributed First Priority Capital, and $291,175 is Undistributed Second Priority Capital.

(2) Entire amount is Undistributed Second Priority Capital.

(3) Entire amount is Undistributed Second Priority Capital.

(4) Entire amount is Undistributed Second Priority Capital.